EXHIBIT 10.1

EXECUTION COPY

U.S. $250,000,000

FIVE-YEAR REVOLVING CREDIT AGREEMENT

Among

RAYONIER INC.,

RAYONIER TRS HOLDINGS INC.,

and

RAYONIER FOREST RESOURCES, L.P.,

as Borrowers

and

The Several Lenders from Time to Time Parties Hereto,

The Issuing Banks from Time to Time Parties Hereto,

CREDIT SUISSE,

as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner,

CREDIT SUISSE SECURITIES (USA) LLC and BANK OF AMERICA, N.A.,

as Co-Syndication Agents

JPMORGAN CHASE BANK, SUN TRUST BANK

and THE BANK OF NEW YORK,

as Co-Documentation Agents

and

CREDIT SUISSE SECURITIES (USA) LLC,

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers

Dated as of August 4, 2006

Schedules

Schedule I	-	Commitment Amounts and Applicable Lending Offices

Schedule 4.01(g)	-	Disclosed Litigation

Schedule 4.01(l)	-	Environmental Matters

Schedule 4.01(o)	-	Post Retirement Benefit Obligations

Schedule 5.03(b)	-	Existing Liens

Schedule 5.04(b)	-	Existing Investments

Schedule 5.04(e)	-	Existing Subsidiary Payment Restrictions

Exhibits

Exhibit A	-	Form of Revolving Credit Promissory Note

Exhibit B	-	Form of Notice of Revolving Credit Borrowing

Exhibit C-1	-	Form of Guarantee Agreement

Exhibit C-2	-	Form of RFR Subsidiary Guarantee Agreement

Exhibit C-3	-	Form of TRS Subsidiary Guarantee Agreement

Exhibit C-4	-	Form of Subsidiary Guarantee Agreement

Exhibit D-1	-	Form of Opinion of Rayonier’s Vice President and General Counsel

Exhibit D-2	-	Form of Opinion of Counsel for the Borrowers

Exhibit D-3	-	Form of Opinion of Special New York Counsel for the Borrowers

Exhibit E	-	Form of Closing Certificate

Exhibit F	-	Form of Assignment and Acceptance

Exhibit G	-	Form of Additional Borrower Designation

Exhibit H	-	Form of Additional Subsidiary Guarantor Designation

FIVE-YEAR REVOLVING CREDIT AGREEMENT, dated as of August 4, 2006 (as supplemented, modified and amended from time to time, the “Agreement”), among RAYONIER INC., a North Carolina corporation (“Rayonier”), RAYONIER TRS HOLDINGS INC., a Delaware corporation (“TRS”), RAYONIER FOREST RESOURCES, L.P., a Delaware limited partnership (“RFR”) and any Additional Borrower (each of Rayonier, TRS, RFR and any Additional Borrower being referred to herein individually as a “Borrower” and collectively as the “Borrowers”), the several banks, financial institutions and other institutional lenders from time to time party hereto (the “Lenders”), the issuing banks from time to time party hereto (the “Issuing Banks”), CREDIT SUISSE, acting through one or more of its branches (“Credit Suisse” or “CS”)), as Administrative Agent (in such capacity, the “Administrative Agent”), CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse Securities”), as Sole Bookrunner, CREDIT SUISSE SECURITIES (USA) LLC and BANK OF AMERICA, N.A., as Co-Syndication Agents, JPMORGAN CHASE BANK, SUN TRUST BANK and THE BANK OF NEW YORK, as Co-Documentation Agents, and CREDIT SUISSE SECURITIES and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers.

PRELIMINARY STATEMENTS

1. The Borrowers have requested that the Lenders extend credit to the Borrowers in an aggregate principal amount of up to $250,000,000 in the form of revolving credit advances and letters of credit.

2. In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. CERTAIN DEFINED TERMS . As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means, with respect to any specified Person (a) Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Debt encumbering any asset acquired by such specified Person.

“Additional Borrower” means a domestic Subsidiary of Rayonier designated by Rayonier as a borrower hereunder (such designation to be in the form of Exhibit G hereto), and as to which the Additional Borrower Effective Date shall have occurred, provided that:

(a) such Subsidiary shall be a direct Subsidiary of Rayonier, the accounts and financial reports of which shall be consolidated with Rayonier in accordance with GAAP;

(b) only one such designation may be made by Rayonier hereunder; and

(c) as of the Additional Borrower Effective Date, (i) Rayonier shall have transferred to such Additional Borrower all assets and properties of Rayonier, including, without limitation, all capital stock and other equity interests in all direct Subsidiaries of Rayonier, (ii) such Additional Borrower shall have assumed all liabilities and obligations of Rayonier, and (iii) for all purposes of this Agreement, (A) all Revolving Credit Advances owing by Rayonier and then outstanding shall be deemed to be Revolving Credit Advances made to and owing by such Additional Borrower, and (B) all Letters of Credit issued for the account of Rayonier and then outstanding shall be deemed to be Letters of Credit issued for the account of such Additional Borrower and such Additional Borrower shall have full liability in respect thereof to the same extent as though such Letters of Credit had been issued for the account of such Additional Borrower hereunder.

“Additional Borrower Assumption Agreement” has the meaning specified in Section 3.03(a).

“Additional Borrower Effective Date” means, with respect to any Additional Borrower, the date on which all conditions set forth in Section 3.03 shall have been satisfied or waived by the Required Lenders.

“Additional Subsidiary Guarantor” means a domestic Subsidiary of Rayonier that is not a Subsidiary of TRS or RFR and that is designated by Rayonier as a Subsidiary Guarantor hereunder (such designation to be in the form of Exhibit H hereto), provided that (a) such Subsidiary shall be a direct or indirect Subsidiary of Rayonier (or, after any Additional Borrower Effective Date, the Additional Borrower) the accounts and financial reports of which shall be consolidated with Rayonier in accordance with GAAP, (b) each Subsidiary of Rayonier (or, after any Additional Borrower Effective Date, the Additional Borrower) that directly or indirectly holds any interest in the Capital Stock of such Subsidiary shall also be an Additional Subsidiary Guarantor, and (c) the conditions set forth in Section 3.04 with respect to such Subsidiary shall have been satisfied or waived by the Required Lenders.

“Additional Subsidiary Guarantor Guarantee Agreement” means a guarantee agreement among one or more Additional Subsidiary Guarantors and CS, as Administrative Agent, pursuant to which each such Additional Subsidiary Guarantor guarantees all obligations of Rayonier, TRS, RFR and any Additional Borrower under this Agreement, such agreement to be substantially in the form of Exhibit C-4 hereto.

“Adjusted Asset Sales Amount” means $100,000,000 as increased by 10% of the purchase price of Asset Acquisitions (other than like-kind exchanges) subsequent to the Closing Date.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at The Bank of New York, ABA No. 02100018, Account No. 8900492627, Attn: Agency Cayman, Reference: Rayonier or such other account as the Administrative Agent may designate from time to time by notice to Rayonier and the Lenders.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Alternate Base Rate” shall mean, on any particular date, a rate of interest per annum equal to the higher of

(a) the rate of interest per annum announced from time to time by CS as its prime rate in effect at its principal office in New York City (which rate is not necessarily intended to be the lowest rate of interest charged by CS in connection with extensions of credit); and

(b) the Federal Funds Rate for such date plus 0.50%.

If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined with out regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the prime rate or the Federal Funds Rate shall be effective as of the effective day of such change in the prime rate or the Federal Funds Rate, respectively.

“Alternate Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) for Alternate Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Corporate Credit Rating in effect on such date as set forth below:

Corporate Credit Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances
Level 1 BBB+ or Baa1 or above	0.320%

Level 2 Lower than Level 1 but at least BBB or Baa2	0.400%

Level 3 Lower than Level 2 but at least BBB- and Baa3	0.475%

Level 4 Lower than Level 3 (or Levels 1, 2 and 3 otherwise not applicable) but at least BBB- or Baa3	0.600%

Level 5 Lower than Level 4 but at least BB+ and Ba1	0.675%

Level 6 Lower than Level 5 (or Levels 1-5 otherwise not applicable)	1.025%

“Asset Acquisition” means (a) an Investment by RFR or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into RFR or any Restricted Subsidiary, (b) the acquisition by RFR or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person, (c) the acquisition by RFR or any Restricted Subsidiary of merchantable Timber or Timberlands outside the ordinary course of business, or (d) the acquisition by RFR or any Restricted Subsidiary of any division or line of business of any Person (other than a Restricted Subsidiary).

“Asset Sale” means “Asset Sale” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit F hereto (or such other form as may be acceptable to the Administrative Agent).

“Assuming Lender” has the meaning specified in Section 2.19(d).

“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction not involving a Capital Lease, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon a payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Available Cash” means, with respect to any Fiscal Quarter,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Fiscal Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Fiscal Quarter resulting from the Working Capital Borrowings made subsequent to the end of such Fiscal Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Fiscal Quarter, or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject.

For purposes of the definition of “Available Cash”, the following terms shall have the following meanings:

“Group Member” means a member of the Partnership Group.

“Partnership Group” means RFR and all its Subsidiaries, treated as a single Consolidated entity.

“Working Capital Borrowings” means borrowings by the Partnership Group under any Working Capital Facility giving rise to Debt incurred for working capital purposes and for the purpose of making distributions to RFR and its Subsidiaries.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including (x) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (y) with respect to limited liability companies, member interests, and (z) with respect to any Person, any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” has the meaning specified in Section 4.01(m).

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall be satisfied or waived by the Required Lenders.

“Commitment” means, with respect to any Lender at any time (a) the amount set forth opposite such Lender’s name as its “Commitment Amount” on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Advances and its proportionate interest in LC Exposure then outstanding constitutes of the aggregate principal amount of the Revolving Credit Advances and LC Exposure then outstanding).

“Confidential Information” means (a) any financial information that relates specifically to the assets, results of operations or financial condition of any Loan Party or its Subsidiaries, or (b) any other information that any Borrower furnishes to the Administrative Agent or any Lender or Issuing Bank in a writing designated as confidential, but “Confidential Information” does not include any such information under clause (a) or (b) that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender or Issuing Bank from a source other than any Borrower, that to the knowledge of the Administrative Agent or such Lender or Issuing Bank, as the case may be, is not acting in violation of a confidentiality agreement with any Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means on any date of determination, all amounts that are or should, in accordance with GAAP be included under assets on a Consolidated balance sheet of any Person and its Subsidiaries determined in accordance with GAAP as at such date.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to RFR and its Restricted Subsidiaries for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) RFR Consolidated Net Income, (b) Consolidated Non-Cash Charges, (c) Consolidated Interest Expenses, and (d) Consolidated Income Tax Expense.

“Consolidated Fixed Charges” means, with respect to RFR and its Restricted Subsidiaries for any period, the sum of, without duplication, (a) the amount for such period of Consolidated Interest Expense and (b) the product of (i) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of Restricted Subsidiaries on a Consolidated basis and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Income Tax Expense” means, with respect to any period, all provisions for federal, state, local and foreign income taxes of RFR and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to RFR and its Restricted Subsidiaries for any period, without duplication, the sum of (a) the interest expense (not including any amounts paid or accrued in respect of any Preferred Stock or Redeemable Capital Stock) of RFR and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount, (ii) the net cost under Interest Rate Agreements, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings that constitute Debt, and (v) all accrued interest and (b) the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by RFR and its Restricted Subsidiaries during such period as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, Consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such specified Person or is merged into or Consolidated with such specified Person or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary of such specified Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

“Consolidated Non-Cash Charges” means, with respect to RFR and its Restricted Subsidiaries for any period, the aggregate depreciation, depletion, amortization and any other non-cash charges (including, without limitation, the non-cash cost basis of land sold), in each case reducing RFR Consolidated Net Income for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date of determination, the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets, (a) goodwill, experimental or organizational expenses, research and development expenses, franchises, trademarks, service marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all unamortized debt discount and expense, (c) treasury stock and Capital Stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, and (d) any items not included in clauses (a) through (c) above which are treated as intangibles in conformity with GAAP, in each case, determined on a Consolidated basis and in accordance with GAAP.

“Control” means (a) the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and (b) such other control, if any, required under GAAP for the consolidation of financial statements between the Person having such control and such other Person.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.

“Corporate Credit Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, as the “corporate rating” or “corporate family rating” of Rayonier. For purposes of the foregoing, (i) if neither S&P nor Moody’s shall have in effect a Corporate Credit Rating, the Applicable Margin and the Facility Fee will be set in accordance with Level 6 under the definitions of such terms; (ii) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (iii) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Corporate Credit Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and that are not overdue for a period that is not consistent with the ordinary course of business of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptance, letter of credit or similar facilities (other than obligations under (i) Trade Letters of Credit, (ii) performance bonds or letters of credit issued in connection with the purchase of inventory, including prepaid timber stumpage, by Rayonier or any of its Subsidiaries in the ordinary course of business, (iii) performance bonds or letters of credit to secure obligations under workers’ compensation laws or similar legislation, (iv) performance bonds or letters of credit issued for the account of Rayonier or any of its Subsidiaries to secure obligations under self-insurance programs to the extent permitted by the terms of this Agreement and in an aggregate maximum available amount with respect to all such performance bonds and letters of credit not to exceed at any one time $20,000,000 and (v) performance bonds or letters of credit issued for the account of Rayonier or any of its Subsidiaries not otherwise excluded from this definition in an aggregate maximum available amount with respect to all such performance bonds and letters of credit not to exceed at any one time $2,000,000, provided that in each case such performance bond or letter of credit (including, without limitation, any Trade Letters of Credit but excluding performance bonds or letters of credit described in clause (f)(v) above) does not secure Debt), (g) all Guarantees issued by such Person and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, but shall not include obligations under a financial assurance statement that a Person is required to provide under Environmental Law in support of the closure and post-closure obligations of one or more of its Subsidiaries.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Disclosed Litigation” has the meaning specified in Section 4.01(g).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Rayonier and the Administrative Agent.

“EBITDA” means, for any Person during any period, earnings (income) from continuing operations before the cumulative effect of accounting changes and any provision for dispositions, income taxes, interest expense and depreciation, depletion and amortization and the non-cash cost of timberland and real estate sales, provided that, for purposes of calculating compliance with Section 5.05, the EBITDA attributable to any Person or business unit acquired by Rayonier or any of its Subsidiaries during any period of four full Fiscal Quarters shall be included on a pro forma basis for such period of four full Fiscal Quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four full Fiscal Quarters).

“Eligible Assignee” means (a) any Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); (e) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (f) any other Person approved by the Administrative Agent; provided, however, that (x) each Eligible Assignee shall maintain a branch or representative office or similar presence in the United States and (y) no Borrower nor an Affiliate of any Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any (a) administrative, regulatory or judicial action, suit, written demand, demand letter, written claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment including, without limitation, (i) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any governmental or regulatory authority for damages, contribution, indemnification, cost recovery, compensatory or injunctive relief; and (b) any administrative, regulatory or judicial action, suit or proceeding brought by any third party properly before a forum of competent jurisdiction relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree or any judicial or agency interpretation, policy or guidance binding on Rayonier or any Subsidiary of Rayonier relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials all as amended or hereafter amended.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA or Section 412 (n) of the Internal Revenue Code shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurodollar Base Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Rayonier and the Administrative Agent.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Rate Advance, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 – Eurodollar Reserve Requirements

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Reserve Requirements” means, for any day as applied to a Eurodollar Rate Advance, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Revolving Credit Advance) is subject for Eurocurrency Liabilities (as defined in Regulation D of such Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Harvest” means a harvest of Timber (including timber deed, bulk, pay-as-cut and stumpage sales), to the extent in excess in the aggregate of the following limitations: (a) 140% of the Planned Volume during any fiscal year of RFR, (b) 135% of the Planned Volume during any period of two consecutive fiscal years of RFR, (c) 130% of the Planned Volume during any period of three consecutive fiscal years of RFR, (d) 125% of the Planned Volume during any period of four consecutive fiscal years of RFR, and (e) 120% of the Planned Volume during any period of five consecutive fiscal years of

RFR. In the event that RFR or any of its Restricted Subsidiaries sells Timber pursuant to a timber deed, bulk, pay-as-cut or stumpage contract, the Timber shall be deemed harvested in equal monthly amounts over the life of the contract, regardless of when the purchaser actually severs the Timber.

“Excess Harvest Offer” has the meaning specified in Section 5.04(d).

“Excess Harvest Proceeds” has the meaning specified in Section 5.04(d).

“Existing Credit Agreement” means the Three-Year Credit Agreement dated as of November 24, 2003 by and among Rayonier, TRS and RFR as borrowers, lenders from time to time parties thereto and CS, as administrative agent.

“Facility Fee” means, as of any date, a percentage per annum determined by reference to the Corporate Credit Rating in effect on such date as set forth below:

Corporate Credit Rating S&P/Moody’s	Facility Fee
Level 1 BBB+ or Baa1 or above	0.080%

Level 2 Lower than Level 1 but at least BBB or Baa2	0.100%

Level 3 Lower than Level 2 but at least BBB- and Baa3	0.125%

Level 4 Lower than Level 3 (or Levels 1, 2 and 3 otherwise not applicable) but at least BBB- or Baa3	0.150%

Level 5 Lower than Level 4 but at least BB+ and Ba1	0.200%

Level 6 Lower than Level 5 (or Levels 1-5 otherwise not applicable)	0.225%

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Federal Funds Rate” means for any particular date, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve

System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means each consecutive three calendar month period ending March 31, June 30, September 30 or December 31 of any fiscal year.

“Funds From Operations,” for any period, means Consolidated Net Income of Rayonier for such period, excluding, without duplication, (i) gains (or losses) from debt restructuring, sales of depreciable property not in the ordinary course of business or extraordinary items and (ii) gains (or losses) on investments in marketable securities, and plus, without duplication, (i) depletion, depreciation and amortization (excluding amortization of financing costs) of Consolidated Assets of Rayonier and its Subsidiaries and (ii) non-cash costs of timberland sales (to the extent not constituting previously depreciated operating property), in each case for such period.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any national government (United States or foreign), any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any agency, authority, instrumentality, or regulatory body of any thereof.

“Guarantee” by any Person, means any obligation, contingent or otherwise, of such Person guaranteeing directly or indirectly in any manner the Debt of any other Person, or in effect guaranteeing directly or indirectly the Debt of any other Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss.

“Guarantee Agreement” means a guarantee agreement among Rayonier, TRS and any Additional Borrower, as guarantors, and CS, as Administrative Agent, pursuant to which (a) Rayonier guarantees all obligations of TRS, RFR and any Additional Borrower under this Agreement and any other Loan Document, (b) TRS guarantees all obligations of Rayonier, RFR and any Additional Borrower under this Agreement and any other Loan Document, and (c) any Additional Borrower guarantees all obligations of TRS, RFR and Rayonier under this Agreement and any other Loan Document, such agreement to be substantially in the form of Exhibit C-1 hereto.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic” or words of similar import, under any applicable Environmental Law.

“Increase Date” as the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Installment Notes” means (a) $112,500,000 aggregate principal amount of RFR’s Series A Senior Notes due December 31, 2007, (b) $147,500,000 aggregate principal amount of RFR’s Series B Senior Notes due December 31, 2009, (c) $112,500,000 aggregate principal amount of RFR’s Series C Senior Notes due December 31, 2011, and (d) $112,500,000 aggregate principal amount of RFR’s Series D Senior Notes due December 31, 2014, all issued pursuant to the Installment Note Agreement.

“Installment Note Agreement” means the Note Purchase Agreement dated as of October 25, 1999, between RFR and Timber Capital Holdings LLC, as amended from time to time.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Alternate Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below, provided, however, that if the applicable Borrower shall fail to select the duration of such subsequent period pursuant to the provisions below, such Eurodollar Rate Advance shall be automatically converted to an Alternate Base Rate Advance on the last day of such then expiring Interest Period. The duration of each Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) a Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designated to protect RFR or any Restricted Subsidiary from fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including, without limitation, any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an Investment). The amount involved in Investments made during any period shall be the aggregate cost to RFR and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made). Notwithstanding the foregoing, if RFR shall at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary, the amount of the Investment in such newly designated Unrestricted Subsidiary arising at such time by reason of such designation shall be the portion of the Fair Market Value of the net assets of such Subsidiary allocable to RFR’s equity interest in such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.

“Issuing Bank” means each Lender selected by Rayonier which agrees to act (pursuant to a written agreement among (and in form and substance acceptable to) such Lender, Rayonier and the Administrative Agent) as an Issuing Bank, in its capacity as issuer of Letters of Credit hereunder and which by execution of an agreement referred to above shall become a party hereto, and each of their successors in such capacity as provided in Section 2.03(h). For purposes of any Letter of Credit referred to in the second sentence of the definition of “Letter of Credit” and existing on the Closing Date, the term “Issuing Bank” shall mean the issuer of such Letters of Credit.

“LC Commitment” of an Issuing Bank means, as of any date, the amount mutually agreed between such Issuing Bank and Rayonier, not to exceed $50,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“Lenders” means the Lenders party hereto and each Person that shall become a party hereto pursuant to Section 8.07.

“Letters of Credit” means the letters of credit issued pursuant to Section 2.03(a). For all purposes of this Agreement, any and all “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding on the Closing Date shall be deemed to be Letters of Credit issued hereunder on the Closing Date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means collectively, this Agreement, the Guarantee Agreement, the RFR Subsidiary Guarantee Agreement, the TRS Subsidiary Guarantee Agreement, any Additional Borrower Assumption Agreement, any Additional Subsidiary Guarantor Guarantee Agreement, the Notes (if any) and each other agreement, instrument or certificate (other than an Assignment and Acceptance, pursuant to which the assignor therein sells and/or assigns an interest under this Agreement) issued, executed and delivered to the Administrative Agent, any Issuing Bank, or the Lenders hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and “Loan Document” means any one of them.

“Loan Event” has the meaning specified in Section 3.02.

“Loan Parties” means, collectively, (i) each Borrower (whether in its capacity as a borrower hereunder or as a guarantor under the Guarantee Agreement or otherwise), and (ii) each Subsidiary Guarantor.

“Managing General Partner” means the managing general partner of RFR, which on the date hereof is Rayonier Timberlands Management, LLC, and any successor thereto.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Rayonier and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of Rayonier and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender or Issuing Bank under this Agreement, any Note or any other Loan Document or (c) the ability of any Borrower to perform its obligations under this Agreement, any Note or any other Loan Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, with respect to any Excess Harvest, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to RFR or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers) related to such Excess Harvest, (b) provisions for all taxes payable as a result of such Excess Harvest, (c) amounts required to be paid to any

Person (other than RFR or any Restricted Subsidiary) owning a beneficial interest in the assets subject to such Excess Harvest, (d) appropriate amounts to be provided by RFR or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against liabilities associated with such Excess Harvest and retained by RFR or any Restricted Subsidiary, as the case may be, after such Excess Harvest, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Excess Harvest, and (e) amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets sold in such Excess Harvest.

“Note” means a revolving credit promissory note of the applicable Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“NPL” has the meaning specified in Section 4.01(m).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Payment Restrictions” has the meaning specified in Section 5.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a reasonable period and which, individually or when aggregated with all other Permitted Liens outstanding on any date, do not materially affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way, encumbrances and minor defects or irregularities in title to real property not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Planned Volume” means 6,700,000 tons for the calendar year 2000 and shall increase 2% per year thereafter. In the event of the acquisition of merchantable Timber or Timberlands (other than in like-kind exchange of Timber or Timberlands for other Timber or Timberlands and other than Timber or Timberlands acquired with the Net Proceeds of an Excess Harvest) constituting an Asset Acquisition, Planned Volume will be increased for 10 years by 10% of the volume of merchantable Timber so acquired; provided that if such Asset Acquisition is made under a cutting contract with a term of less than 10 years, Planned Volume will be increased for each year during the term of the cutting contract by a number of tons equal to the number of tons so acquired multiplied by the quotient of 100% divided by the numbers of years in the cutting contract. In the event of a disposition of merchantable Timber or Timberlands constituting an Asset Sale, Planned Volume will be reduced by 10% of the volume of merchantable Timber sold in such Asset Sale. In the event of an Excess Harvest, Planned Volume will be reduced by 10% of the amount of the Excess Harvest. For the purpose of this definition, all volumes of Timber harvested that are denominated in board feet shall be converted to tons on the basis of 7.2 tons per thousand board feet.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon and voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person.

“Qualified Transferee” means (a) as to any sale, lease, transfer or other disposition by TRS, (i) Rayonier, (ii) any Additional Borrower, (iii) any Subsidiary of TRS or (iv) any Additional Subsidiary Guarantor, (b) as to any sale, lease, transfer or other disposition by RFR, (i) Rayonier, (ii) any Additional Borrower, (iii) any Subsidiary of RFR, (iv) TRS, (v) any Subsidiary of TRS, or (vi) any Additional Subsidiary Guarantor, (c) as to any sale, lease, transfer or other disposition by any Subsidiary of TRS, (i) Rayonier, (ii) any Additional Borrower, (iii) TRS, (iv) any other Subsidiary of TRS, or (v) any Additional Subsidiary Guarantor, (d) as to any sale, lease, transfer or other disposition by any Subsidiary of RFR, (i) Rayonier, (ii) any Additional Borrower, (iii) RFR, (iv) any other Subsidiary of RFR, (v) TRS, (vi) any Subsidiary of TRS or (vii) any Additional Subsidiary Guarantor, and (e) as to any sale, lease, transfer or other disposition by any other Subsidiary of Rayonier not covered by any of the foregoing clauses (a) through (d), (i) Rayonier, (ii) any Additional Borrower, (iii) TRS, (iv) any Subsidiary of TRS, or (v) any Additional Subsidiary Guarantor.

“Redeemable Capital Stock” means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, (i) required to be redeemed prior to the Termination Date, (ii) redeemable at the option of the holder thereof at any time prior to the Termination Date, or (iii) convertible into or exchangeable for debt securities at any time prior to the Termination Date.

“Register” has the meaning specified in Section 8.07(d).

“REIT” means a real estate investment trust.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances and LC Exposure owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

“Restricted Subsidiary” means any Subsidiary of RFR which, as of the date of determination, is not an Unrestricted Subsidiary.

“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Alternate Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“RFR Consolidated Fixed Charge Coverage Ratio” means, with respect to RFR and its Restricted Subsidiaries, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the most recent four full Fiscal Quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the RFR Consolidated Fixed Charge Coverage Ratio (such most recent four full Fiscal Quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication (a) the incurrence or repayment of any Debt of RFR or any of its Restricted Subsidiaries (and, in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Debt giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period (including any actual interest payments made with respect to Debt under the Working Capital Facility), and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of RFR or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that (i) Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio and (ii) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined (x) in the case of an Asset Acquisition of Timber or Timberlands by RFR or a Restricted Subsidiary during such period, by using the projected net cash flow of the Timber or Timberlands so acquired, based on the harvest plan prepared in the ordinary course of business and in good faith by the Managing General Partner, for the first 12 full months of operations of the acquired Timber or Timberlands following the date of the Asset Acquisition; provided that such harvest plan shall not assume the harvesting or sale of more than 10% (or, in the case of an acquisition under a cutting contract with a term of less than 10 years, such higher percentage as shall be equal to the quotient of 100% divided by the term of such cutting contract (expressed in years)) of the total merchantable Timber so acquired in the first 12 full months following the date of the Asset Acquisition; and provided further, in determining projected cash flow from acquired Timber or Timberlands, prices shall be assumed to equal the average prices realized by RFR for comparable Timber sold during such prior period, and (y) in the case of all other Asset Acquisitions during such period, by using the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the Four Quarter Period minus the pro forma expenses that would have been incurred by RFR and its Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by RFR and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by RFR and its Restricted Subsidiaries in the operation of RFR’s business at similarly situated facilities. If the applicable Reference Period for any calculation of the RFR Consolidated Fixed Charge Coverage Ratio shall include a portion prior to the Closing Date, then such RFR Consolidated Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges of RFR on a pro forma basis for such portion of the Reference Period prior to the Closing Date, giving effect to the transactions occurring on the Closing Date, and the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges for the remaining portion of the Reference Period on and after the Closing Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the Closing Date or otherwise. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “RFR Consolidated Fixed Charge Coverage Ratio” (i) interest on outstanding Debt (other than Debt referred to in clause (ii) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on such date; (ii) only actual interest payments associated with Debt incurred in accordance with clause (d) of the definition of RFR Permitted Debt and all RFR Permitted Refinancing Debt in respect thereof, during the Four Quarter Period shall be included in such calculation; and (iii) if interest of any Debt actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.

“RFR Consolidated Net Income” means the net income of RFR and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude (a) net after-tax extraordinary gains or losses, and (b) net after-tax gains or losses attributable to Asset Sales to the extent that Net Proceeds therefrom result in the aggregate Net Proceeds received by RFR or any Restricted Subsidiary from all Asset Sales since the Closing Date exceeding the Adjusted Asset Sales Amount, (c) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that RFR Consolidated Net Income shall include the amount of dividends or distributions actually paid to RFR or any Restricted Subsidiary, (d) the net income or loss prior to the date of acquisition of any Person combined with RFR or any Restricted Subsidiary in a pooling of interest, (e) the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or other regulation and (f) the cumulative effect of any changes in accounting principles.

“RFR Permitted Debt” means “Permitted Debt” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.

“RFR Permitted Investments” means, at any time, all of the following:

(a) Investments made or owned by RFR or any Restricted Subsidiary in (i) any evidence of Debt with a maturity of 365 days or less issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of RFR) incorporated or organized under the laws of the United States or any state thereof or the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within 365 days from the date of acquisition; (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody’s; or (vi) money market mutual or similar funds that invest in obligations referred to in clauses (i) through (v) of this definition, in each case having assets in excess of $100,000,000;

(b) the acquisition by RFR or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person engaged in substantially the same business as RFR such that upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;

(c) the making or ownership by RFR or any Restricted Subsidiary of Investments (in addition to Investments permitted by subdivisions (a), (b), (d), (e), (f) and (g)) in any Person which is engaged in substantially the same business as RFR, provided that the aggregate amount of all such Investments made by RFR and its Restricted Subsidiaries following the Closing Date and outstanding pursuant to this subdivision (c) shall not at any date of determination exceed 10% of Consolidated total assets of RFR and its Restricted Subsidiaries (the “Investment Limit”), provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year RFR and its Restricted Subsidiaries may invest up to $100,000,000 (the “Annual Limit”) pursuant to the provisions of this subdivision (c), but the unused amount of the Annual Limit shall not be carried over to any future years;

(d) the making or ownership by RFR or any Restricted Subsidiary of Investments (i) arising out of loans and advances to employees incurred in the ordinary course of business, (ii) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and (iii) acquired by reason of the exercise of customary creditors rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

(e) the creation or incurrence of liability by RFR or any Restricted Subsidiary with respect to any Guarantee constituting an obligation, warranty or indemnity, not guaranteeing Debt of any Person, which is undertaken or made in the ordinary course of business;

(f) the creation or incurrence of liability by RFR or any Restricted Subsidiary with respect to any Interest Rate Agreements;

(g) the guarantees by RFR Subsidiary Guarantors of all obligations of RFR hereunder and the guarantees by applicable RFR’s Subsidiaries of the Installment Notes (and, in each case, any assumption of the obligations guaranteed thereby), and the making by RFR or any Restricted Subsidiary of Investments in RFR or another Restricted Subsidiary; and

(h) investments existing on the date hereof and set forth on Schedule 5.04(b).

“RFR Permitted Refinancing Debt” means “Permitted Refinancing Debt” as such term is defined in the Installment Note Agreement as in existence as of the date hereof.

“RFR Restricted Payments” has the meaning specified in Section 5.04(b).

“RFR Subsidiary Guarantee Agreement” means a guarantee agreement among certain Subsidiaries of RFR as guarantors and CS, as administrative agent, pursuant to which each such Subsidiary guarantees all obligations of RFR under this Agreement, such agreement to be substantially in the form of Exhibit C-2 hereto.

“RFR Subsidiary Guarantor” means each Subsidiary of RFR which is then a party to the RFR Subsidiary Guarantee Agreement as a guarantor.

“Sale and Leaseback Transaction” of any Person (a “Transferor”) means any arrangement (other than between RFR and a Restricted Subsidiary or between Restricted Subsidiaries) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

“Senior Debt” means Debt of RFR or any of its Restricted Subsidiaries which is not Subordinated Debt.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any of its ERISA Affiliates and no Person other than such Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Stated Maturity” means when used with respect to any Debt, the date or dates specified in the instrument governing such Debt as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Debt, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means Debt of RFR and any RFR Subsidiary Guarantor which is expressly subordinated in right of payment to its obligations hereunder and under the RFR Subsidiary Guarantee Agreement.

“Subsidiary” (a) of RFR means (i) a corporation a majority of whose Voting Stock (or, in the case of a partnership, a majority of the partners’ Capital Stock, considering all partners’ Capital Stock as a single class) is at the time, directly or indirectly, owned by RFR, by one or more Subsidiaries of RFR or by RFR and one or more Subsidiaries thereof, and (ii) any other Person, including, without limitation, a joint venture, in which RFR, one or more Subsidiaries thereof or RFR and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers, general partners or trustees thereof (or other Person performing similar functions) or, if such Persons are not elected, to vote on any matter that is submitted to the vote of all Persons holding ownership interests in such entity, and (iii) a corporation or any other Person substantially all the equity interest in which (whether or not a voting interest) is at the time, directly or indirectly, owned by RFR, by one or more Subsidiaries of RFR or by RFR and one or more Subsidiaries thereof (for purposes of this definition, any directors qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary), and (b) of any Person (other than RFR) means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For the avoidance of doubt, from and after any Additional Borrower Effective Date, any Additional Borrower and its Subsidiaries shall be deemed to be Subsidiaries of Rayonier for all purposes of this Agreement and the other Loan Documents.

“Subsidiary Guarantee Agreement” means the RFR Subsidiary Guarantee Agreement, the TRS Subsidiary Guarantee Agreement and any Additional Subsidiary Guarantor Guarantee Agreement.

“Subsidiary Guarantors” means, collectively, the TRS Subsidiary Guarantors, the RFR Subsidiary Guarantors and each Additional Subsidiary Guarantor.

“Taxes” has the meaning specified in Section 2.15(a).

“Termination Date” means the earlier of (a) August 4, 2011 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Timber” means all crops and all trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located on or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

“Timberlands” means, at any date of determination, all real property owned by or leased to RFR that is suitable for Timber production.

“Trade Letter of Credit” means any letter of credit that is issued for the benefit of a supplier of inventory or provider of a service related to for the conduct of the business of any Borrower or any of its Subsidiaries (other than any financial services) to such Borrower or any of its Subsidiaries to effect payment for such inventory or service.

“TRS Subsidiary Guarantee Agreement” means a guarantee agreement among certain subsidiaries of TRS as guarantors and CS, as administrative agent, pursuant to which each such Subsidiary guarantees all obligations of Rayonier, TRS, RFR and any Additional Borrower under this Agreement and the Guarantee Agreement, such agreement to be substantially in the form of Exhibit C-3 hereto.

“TRS Subsidiary Guarantor” means each Subsidiary of TRS which is then a party to the TRS Subsidiary Guarantee Agreement as a guarantor.

“Unrestricted Subsidiary” means any Subsidiary of RFR (including any Restricted Subsidiary) that is designated as such by the Managing General Partner, provided that no portion of the Debt or any other obligation (contingent or otherwise) of such Subsidiary (a) is guaranteed by RFR or any Restricted Subsidiary, (b) is recourse to or obligates RFR or any Restricted Subsidiary in any way or (c) subjects any property or assets of RFR or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof. Notwithstanding the foregoing, RFR or a Restricted Subsidiary may Guarantee or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Debt of an Unrestricted Subsidiary, but only to the extent that RFR or a Restricted Subsidiary would be permitted to (a) make an Investment in an amount equal to the Debt represented by such Guarantee or agreement in such Unrestricted Subsidiary pursuant to subdivision (c) of the definition of RFR Permitted Investments and (b) incur the Debt represented by such Guarantee or agreement pursuant to Section 5.04(a). The Managing General Partner may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation (a) there exists no Default or Event of Default, and (b) if such Unrestricted Subsidiary has, as of the date of such designation, outstanding Debt (other than RFR Permitted Debt), RFR could incur at least $1.00 of Debt (other than RFR Permitted Debt). Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary.

“Voting Stock” means (a) with respect to RFR, (i) Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) or (ii) in the case of a partnership, limited liability company or joint venture, interest in the profits or capital thereof entitling the holders of such interests to approve major business actions, and (b) with respect to any Person (other than RFR), Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Restricted Subsidiary” means any Subsidiary of RFR of which at least 99% of the outstanding Capital Stock is owned by RFR or by one or more Wholly-Owned Restricted Subsidiaries of RFR or by RFR and one or more Wholly-Owned Restricted Subsidiaries of RFR. For purposes of this definition, any directors qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital Facility” means any working capital facility or facilities of RFR (other than the working capital facility provided hereunder), including a commercial paper facility.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES

SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date up to the full amount of such Lender’s Commitment hereunder; provided that (i) the aggregate amount of such Revolving Credit Advances made by such Lender at any time outstanding for all Borrowers plus such Lender’s then outstanding LC Exposure shall not exceed such Lender’s Commitment and (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Advances made by all Lenders plus the total LC Exposure shall not exceed at any time the aggregate amount of the Commitments of the Lenders. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. The Borrowers may borrow under this Section 2.01 subject to limitation set forth in this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01. Anything contained herein to the contrary notwithstanding, from and after any Additional Borrower Effective Date, Rayonier shall not be entitled to borrow any amounts hereunder and no Revolving Credit Advances shall be made to Rayonier, provided that the term “Borrower” shall otherwise continue to include Rayonier for purposes of the provisions of this Agreement and the other Loan Documents.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing to be comprised of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing to be comprised of Alternate Base Rate Advances, by the applicable Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) remittance instructions and (v) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. If no election as to Type of Revolving Credit Advances comprising such Revolving Credit Borrowing is specified in any such Notice of Revolving Credit Borrowing, then such Revolving Credit Advances shall be Alternate Base Rate Advances. If no Interest Period with respect to Eurodollar Rate Advances is specified in any such Notice of Revolving Credit Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month duration. Each Lender shall on the date of such Revolving Credit Borrowing, before 12:00 Noon (New York City time), in the case of a Revolving Credit Borrowing to be comprised of Eurodollar Rate Advances, and before 2:00 P.M. (New York City time), in the case of a Revolving Credit Borrowing to be comprised of Alternate Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the applicable Borrower in the manner specified by the applicable Borrower in the Notice of Revolving Credit Borrowing.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances for any Revolving Credit Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eight separate Revolving Credit Borrowings.

(c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing (in the case of a Revolving Credit Borrowing to be comprised of Eurodollar Rate Advances) and not later than 1:00 P.M. (New York City time) on the Business Day of the proposed Revolving Credit Borrowing (in the case of a Revolving Credit Borrowing to be comprised of Alternate Base Rate Advances) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the applicable Borrower, the interest rate applicable at such time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first three days and Alternate Base Rate thereafter. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. Letters of Credit. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of, and each Issuing Bank agrees to issue, one or more Letters of Credit for its own account, in a form and substance reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Closing Date until the thirtieth (30th) day prior to the Termination Date on a revolving basis. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. At the request of the applicable Borrower, any Letter of Credit may be issued (i) designating a Subsidiary of such Borrower as a nominal account party in respect of such Letter of Credit, but no such designation shall in any manner limit or impair, or relieve such Borrower of, the obligations of such Borrower hereunder and in respect of such Letter of Credit, it being understood and agreed that, as among the several parties to this Agreement, such

Borrower shall at all times have all of the rights and be subject to all of the obligations, duties and responsibilities of an account party in respect thereof or (ii) for the joint and several account of such Borrower and another Borrower. Anything contained herein to the contrary notwithstanding, from and after any Additional Borrower Effective Date, no additional Letters of Credit shall be issued for the account of Rayonier.

(a) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent on the third Business Day (or such other period of time acceptable to the applicable Issuing Bank) prior to requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with subsection (b) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $50,000,000, and (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Advances made by all Lenders plus the total LC Exposure shall not exceed at any time the aggregate amount of the Commitments of the Lenders.

(b) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit may provide for the renewal thereof for additional periods not to exceed one year (which in no event extend beyond the date referred to in clause (ii) above). Notwithstanding the foregoing, the Issuing Bank, in its sole discretion, may issue one or more Letters of Credit, each with an expiration date extending beyond the Termination Date (each a “Designated Letter of Credit” and, collectively, the “Designated Letters of Credit”); provided that on or before the Termination Date, to the extent that any Designated Letter of Credit remains outstanding, the applicable Borrower shall Cash Collateralize the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, until the cause for such cash collateral no longer exists, for the benefits of the Issuing Bank and the Lenders, as collateral for the outstanding Designated Letters of Credit, cash or deposit accounts balances in an amount equal to the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time pursuant to documentation in form and substance reasonable satisfactory to the

Administrative Agent and the Issuing Bank. In the event that the applicable Borrower fails to Cash Collateralize the outstanding Designated Letters of Credit by the Termination Date, each such outstanding Designated Letter of Credit shall automatically be deemed drawn in full and such Borrower shall be deemed to have requested a Revolving Credit Advance to be funded by the Lenders on the Termination Date to reimburse such drawing (with the proceeds of such Revolving Credit Advance being used to Cash Collateralize outstanding Designated Letters of Credit as set forth above) in accordance with Section 2.03(d). The funding by a Lender of its pro rata share of such Revolving Credit Advance to Cash Collateralize the outstanding Designated Letters of Credit on the Termination Date shall be deemed payment by such Lender in respect of its participation in each such Designated Letter of Credit.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank issuing one or more Letters of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Commitment Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed on or before the date due as provided in subsection (d) of this Section 2.03, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Revolving Credit Advance in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance. If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.02 with respect to Revolving Credit Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders; provided that such Borrower shall remain obligated to pay interest on such LC Disbursement until the applicable Issuing Bank is reimbursed for such LC Disbursement in accordance with subsection (g) of this Section 2.03. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this subsection, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this subsection to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this subsection to reimburse the applicable Issuing Bank for any LC Disbursement (including the funding of Revolving Credit Advances as contemplated above) shall constitute a Revolving Credit Advance and the applicable Borrower shall be deemed to have reimbursed the applicable Issuing Bank as of date of such payment and the Lenders shall be deemed to have extended, and such Borrower shall be deemed to have accepted, a Revolving Credit Advance in the aggregate principal amount of such payment without any further action on the part of any party, provided that if any such payment is not deemed to be the funding of a Revolving Credit Advance for any reason, such payment shall constitute the funding of such Lender’s participation in the applicable LC Disbursement.

(e) Obligations Absolute. Each applicable Borrower’s obligation to reimburse LC Disbursements as provided in subsection (d) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person, other than payment in full of all amounts due and payable, may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of such Borrower’s obligations hereunder, other than payment in full of all amounts due and payable.

Neither the Administrative Agent, the Lenders nor the applicable Issuing Bank nor any of their Affiliates, directors, officers, employees and agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, including any of the circumstances specified in clauses (i) through (vi) above, as well as any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to such Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that each Issuing Bank shall have exercised the agreed standard of care in the absence of gross negligence or willful misconduct on the part of such Issuing Bank. Without limiting the generality of the foregoing, it is understood that any Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and such Borrower for whose account such Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(g) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, unless the applicable Borrower shall reimburse (including with the proceeds of

Revolving Credit Advances as provided in subsection (d) of this Section 2.03) or shall be deemed to have reimbursed such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimbursed such LC Disbursement at the rate per annum specified in Section 2.07(a)(i), provided that, if such Borrower fails to reimburse (including with the proceeds of Revolving Credit Advances as provided in subsection (d) of this Section 2.03) such LC Disbursement when due pursuant to subsection (d) of this Section 2.03, then Section 2.07(b)(ii) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to subsection (d) of this Section 2.03 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(h) Replacement of an Issuing Bank. All or a portion of the LC Commitment of any Issuing Bank may be replaced at any time by written agreement among the Borrowers, a new Issuing Bank and the Administrative Agent (with notice to such replaced Issuing Bank); provided, however, that the Administrative Agent shall review any such proposed agreement for form only and not with respect to the identity of any successor Issuing Bank or the identity of the Issuing Bank to be replaced. The Administrative Agent shall notify the Lenders of any such replacement of the LC Commitment of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04(c) and shall return to such Issuing Bank any Letter of Credit issued by such Issuing Bank (to the extent the aggregate undrawn face amount of its then outstanding Letters of Credit would exceed its revised LC Commitment). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to its LC Commitment (and its Letters of Credit to be issued by it on such effective date or thereafter) and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit in excess of its remaining LC Commitment (if any).

SECTION 2.04. Fees. (a) Facility Fee. The Borrowers agree, jointly and severally, to pay to the Administrative Agent for the ratable account of each Lender a Facility Fee on the aggregate amount of such Lender’s Commitment (or, if terminated, its Revolving Credit Advances and LC Exposure) from the date hereof until the Termination Date at a rate per annum in effect from time to time as set forth in the definition of “Facility Fee” in Section 1.01, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on September 29, 2006, and on the Termination Date. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent’s Fees. The Borrowers agree, jointly and severally, to pay to the Administrative Agent for its own account such fees as may from time to time be agreed between Rayonier and the Administrative Agent.

(c) Participation and Fronting Fees. The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurodollar Rate Advances on such Lender’s Commitment Percentage of the average daily aggregate face amount of Letters of Credit outstanding hereunder for the account of such Borrower during the period from and including the Closing Date to but excluding the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.10% per annum on the average daily aggregate face amount of the outstanding Letters of Credit of such Issuing Bank issued for the account of such Borrower, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any such Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable in arrears quarterly on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this subsection shall be payable promptly after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the benefit of the parties entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.05. Termination or Reduction of The Commitments. Rayonier shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.06. Repayment of Revolving Credit Advances. The applicable Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. The applicable Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Alternate Base Rate Advances. During such periods as such Revolving Credit Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the sum of (y) the Alternate Base Rate in effect from time to time plus (z) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods.

(ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (y) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (z) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. At any time during which any Borrower shall fail (i) to pay any principal of any Revolving Credit Advance, any interest on any Revolving Credit Advance or make any other payment in connection with this Agreement or any other Loan Document when the same becomes due and payable or (ii) to perform or observe any term, covenant or agreement contained in Section 5.05, the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender by such Borrower, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Alternate Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Revolving Credit Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.08. Computation of Interest. (a) The Alternate Base Rate interest (when calculated based upon the prime rate) shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify Rayonier and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Advance resulting from a change in the Alternate Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify Rayonier and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

SECTION 2.09. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected Revolving Credit Advances during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to Rayonier and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any Eurodollar Rate Advance requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Advances, (ii) any Revolving Credit Advances that were to have been Converted on the first day of such Interest Period to Eurodollar Rate Advances shall be continued as Alternate Base Rate Advances and (iii) any outstanding Eurodollar Rate Advances shall be Converted, on the first day of such Interest Period, to Alternate Base Rate Advances. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Rate Advances shall be made or continued as such, nor shall any Borrower have the right to Convert Alternate Base Rate Advances to Eurodollar Rate Advances.

SECTION 2.10. Conversion of Revolving Credit Advances. (a) Optional Conversion. Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type owed by such Borrower and comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Alternate Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Alternate Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified for Revolving Credit Borrowings in Section 2.01 and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on such Borrower.

(b) Mandatory Conversion. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Alternate Base Rate Advances, and (ii) upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate

Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.11. Prepayments of Revolving Credit Advances. Any Borrower may, upon notice to the Administrative Agent no later than 11:00 A.M. (New York City time) on the Business Day of the proposed date of the prepayment in the case of Alternate Base Rate Advances and on the third Business Day prior to the proposed date of the prepayment in the case of Eurodollar Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances owing by such Borrower comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or to participate or participating in Letters of Credit or any Issuing Bank of agreeing to issue Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers agree, jointly and severally, to pay from time to time, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), to the Administrative Agent for the account of such Lender or Issuing Bank (as applicable) additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost; provided, however, that any Lender claiming additional amounts under this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if such change would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Rayonier and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority enacted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder or Issuing Bank’s commitment to issue Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of such Lender or Issuing Bank (as applicable), from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation (as applicable) in the light of such circumstances, to the extent that such Lender or Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder or Issuing Bank’s commitment to issue Letters of Credit hereunder. A certificate as to such amounts submitted to Rayonier and the Administrative Agent by such Lender or Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than four months prior to the date that such Lender or Issuing Bank notifies Rayonier of the change giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the change giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall include the period of retroactive effect thereof.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify Rayonier and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Borrower shall forthwith prepay in full all Eurodollar Rate Advances of such Borrower then outstanding, together with interest accrued thereon, unless such Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of such Borrower then outstanding into Alternate Base Rate Advances in accordance with Section 2.10.

SECTION 2.14. Payments. (a) The Borrowers shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees or participation fees or fronting fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable

Lending Offices or the applicable Issuing Bank, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank to such Lender for the account of its Applicable Lending Office or the applicable Issuing Bank, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignor and the Lender assignee thereunder on a pro rata basis subject to all appropriate adjustments in such payments for periods prior to such effective date.

(b) Except as otherwise provided herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank (as applicable) on such due date an amount equal to the amount then due such Lender or Issuing Bank. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the applicable Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or Issuing Bank together with interest thereon, for each day from the date such amount is distributed to such Lender or Issuing Bank until the date such Lender or Issuing Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes. (a) Any and all payments by each Borrower to or for the account of any Lender, Issuing Bank or the Administrative Agent hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, Issuing Bank and the Administrative Agent, taxes imposed on its overall net income and minimum taxes, alternative minimum taxes, doing business taxes, franchise taxes and value added taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender, Issuing Bank or the Administrative Agent (as the case may be) is organized (federal or state) or doing business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income and minimum taxes, alternative minimum taxes, doing business taxes, franchise taxes and value added taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office (federal or state) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender, Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender, Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Notes, any other Loan Document or any other documents to be delivered hereunder imposed by the jurisdiction under the laws of which such Borrower is organized or operates or any political subdivision thereof, or by the jurisdiction in which such Borrower’s principal office is located or from which any payments hereunder are made (hereinafter referred to as “Other Taxes”).

(c) The applicable Borrower will indemnify each Lender, each Issuing Bank and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor; provided, however, that in no event shall any such indemnification be due earlier than five Business Days after such Lender, Issuing Bank or the Administrative Agent (as the case may be) has paid such Taxes or Other Taxes; provided, further, that any such demand shall be accompanied by copies of all written correspondence to and from the applicable taxing authority relating to such payment and a copy of the calculation of such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, each Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder, under the Notes, any other Loan Document or any other documents to be delivered hereunder by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the applicable Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender party to this Agreement as of the date hereof or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by Rayonier (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and Rayonier with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide Rayonier with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, each Borrower shall take such steps as such Lender shall reasonably request to assist the Lender to recover such Taxes (and such Lender shall reimburse such Borrower for reasonable out-of-pocket costs and expenses of such Borrower in connection therewith).

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, provided that, should any Borrower be required to pay any amounts under Section 2.15(a) or (c), and such Borrower delivers to each Lender that received such amounts an opinion of counsel that payments to the Lender or the Administrative Agent were not in fact subject to Taxes, each Lender shall use reasonable efforts to cooperate with such Borrower, including, but not limited to filing and pursuing a claim of refund in its own name (provided that such Borrower agrees in writing to indemnify and reimburse such Lender for its actual out-of-pocket expenses in connection with such claim for refund), in obtaining a refund of Taxes, and if such Lender receives a refund of Taxes shall promptly pay such Taxes over to such Borrower together with any interest received by, or credited against the tax liability of, such Lender to the extent such interest is attributable to such refund of Taxes.

(h) If any Lender or Issuing Bank determines, in its sole discretion, that it has actually realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments hereunder or the Notes, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender or Issuing Bank shall pay to such Borrower, with reasonable promptness following the date on which it actually realized such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit, provided, in the event that any portion of such refund, deduction or credit is subsequently disallowed, such Borrower shall hold such Lender or Issuing Bank harmless (on an after-tax basis) from such disallowance.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon notice by any Lender to any Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Revolving Credit Borrowing made hereunder, the applicable Borrower thereof, the Type of Advances comprising such Revolving Credit Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18. Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely first, to refinance Debt outstanding under the Existing Credit Agreement and to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement, and, thereafter, for other general corporate purposes of the Borrowers and its Subsidiaries (including, without limitation, acquisitions, repayment of Debt and repurchase of Capital Stock). The Letters of Credit are to be used for the general corporate purposes of the Borrowers.

SECTION 2.19. Increase in the Aggregate Commitments. (a) Rayonier may, at any time prior to the Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased on one or more occasions by an amount in each case of not less than $25 million and by an amount not more than $100,000,000 in the aggregate for all such increases (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the Increase Date, or shall occur as a result thereof.

(b) The Administrative Agent shall promptly notify the Lenders of a request by Rayonier for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. No Lender shall be obligated or entitled to participate in any Commitment Increase.

(c) Promptly following each Commitment Date, the Administrative Agent shall notify Rayonier as to the amount, if any, by which each Lender is willing to participate in the requested Commitment Increase, and Rayonier shall promptly notify the Administrative Agent in writing, which shall in turn notify the Lenders, of the amount of the Commitment Increase that is allocated to each such Lender. In addition to the existing Lenders, Rayonier may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and provided further that any such Eligible Assignee shall be approved by the Administrative Agent and each Issuing Bank.

(d) On the Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount allocated to such Lender pursuant to Section 2.19(c)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrowers approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers in form and substance reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Assuming Lender, the Borrowers and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrowers; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to Rayonier and the Administrative Agent.

(e) On each Increase Date, upon fulfillment of the conditions set forth in Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and Rayonier, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.01):

(a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i) Executed Counterparts. From each party hereto either (A) multiple counterparts of this Agreement, signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(ii) Corporate Documents. (A) Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each Borrower and Subsidiary Guarantor or, in the case of RFR, by the Secretary or an Assistant Secretary of the Managing General Partner, relating to (1) the organization, existence and good standing of such Borrower or Subsidiary Guarantor, as the case may be, and, in the case of RFR, the existence of any amendments to the Installment Note Agreement, (2) the authorization of the execution, delivery and performance by such Borrower or Subsidiary Guarantor, as the case may be, of the applicable Loan Documents and of the borrowings hereunder by each Borrower, and (3) certificates as to the incumbency and signature of each individual signing this Agreement and/or any other Loan Document or other agreement or document contemplated hereby on behalf of the applicable Borrower or Subsidiary Guarantor; and (B) in the case of RFR, a certificate of another officer of the Managing General Partner as to the incumbency and specimen signature of the Secretary or an Assistant Secretary executing the certificate pursuant to clause (A) above;

(iii) Financial Statements. Copies of (A) the audited Consolidated balance sheets of Rayonier and its Subsidiaries as of December 31, 2005 and the related Consolidated statements of income and cash flows for the period ending as of such date, and (B) the unaudited Consolidated balance sheets of Rayonier and its Subsidiaries as of March 31, 2006, and the related Consolidated statements of income and cash flows for the period ending as of such date;

(iv) Guarantee. The Administrative Agent shall have received the Guarantee Agreement substantially in the form of Exhibit C-1 hereto and executed by duly authorized officers of Rayonier and TRS respectively;

(v) Subsidiary Guarantees. The Administrative Agent shall have received the TRS Subsidiary Guarantee Agreement substantially in the form of Exhibit C-3 hereto, in each case executed by duly authorized officers of the parties thereto; and

(vi) Other Documents. Such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

(b) Existing Credit Agreement. The Administrative Agent shall have received documentation satisfactory to the Administrative Agent evidencing that the Existing Credit Agreement shall have been terminated and all respective amounts outstanding thereunder shall have been repaid in full;

(c) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date;

(e) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (i) Rayonier’s Vice President and General Counsel, substantially in the form of Exhibit D-1 hereto, (ii) Womble Carlyle Sandridge & Rice, PLLC, special counsel for the Borrowers and the Subsidiary Guarantors, substantially in the form of Exhibit D-2 hereto and (iii) Vinson & Elkins L.L.P., special New York counsel for the Borrowers and the Subsidiary Guarantors, substantially in the form of Exhibit D-3 hereto and, in each such case, as to such other matters as any Lender through the Administrative Agent may reasonably request;

(f) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a closing certificate of each Borrower substantially in the form of Exhibit E hereto, dated as of the Closing Date and satisfactory in form and substance to the Administrative Agent;

(g) “Know Your Customer” Information. At least five Business Days prior to the Closing Date, the Administrative Agent shall have received documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the USA PATRIOT Act. Such documentation shall include, without limitation, evidence satisfactory to the Administrative Agent of (y) the listing of Capital Stock of Rayonier on New York Stock Exchange and (z) Rayonier’s ownership of all of the outstanding Capital Stock of TRS, RFR and any Subsidiary Guarantors hereunder;

(h) Closing Fees and Expenses. The Administrative Agent shall have received the fees to be received on the Closing Date separately agreed to between the Administrative Agent and Rayonier and shall have received reimbursement of all reasonable costs and expenses (including reasonable fees and expenses of counsel to the Administrative Agent);

(i) Outside Closing Date. The Closing Date shall have occurred and each of the conditions precedent set forth in this Section 3.01 shall have been satisfied on or prior to August 31, 2006; and

(j) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

SECTION 3.02. Conditions Precedent to Each Loan Event. The agreement of each Lender to make any Revolving Credit Advance, including the initial Revolving Credit Advance, on the occasion of each Revolving Credit Borrowing and the agreement of the Issuing Bank to issue, amend, renew or extend (and of each Lender to participate in) any Letter of Credit (the making of any such Revolving Credit Advance or the issuance, amendment, renewal or extension of (and the participation in) any such Letter of Credit, a “Loan Event”) is subject to the satisfaction of the following conditions precedent:

(a) Closing Date. The Closing Date shall have occurred;

(b) Notice of Revolving Credit Borrowing. In the case of Revolving Credit Advances made pursuant to Section 2.01, the Administrative Agent shall have received a Notice of Revolving Credit Borrowing in compliance with the terms hereof;

(c) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents (except for the representations and warranties specified in Section 4.01(e), (f) and (g)(i)) shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Loan Event);

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan Event requested to be made on such date; and

(e) Additional Matters. The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonable request.

Each Loan Event shall constitute a representation and warranty by each Borrower as of the date of such Loan Event that the statements in any document delivered by such Borrower in connection with such Loan Event are true and correct and that the conditions contained in this Section 3.02 have been satisfied.

SECTION 3.03. Conditions Precedent to Additional Borrower Effective Date. Notwithstanding the provisions of Section 3.02, the occurrence of the Additional Borrower Effective Date for any Additional Borrower, and the initial Loan Event with respect to any such Additional Borrower, shall be subject to the satisfaction of the following conditions precedent:

(a) Corporate Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) an assumption agreement duly executed by such Additional Borrower (“Additional Borrower Assumption Agreement”), pursuant to which such Additional Borrower agrees to be bound by the terms hereof as an Additional Borrower and by the terms of the Guarantee Agreement as a guarantor thereunder, (ii) a consent and confirmation from each Loan Party with respect to such Additional Borrower and the obligations of such Loan Party under the Loan Documents after the effectiveness of the Additional Borrower Assumption Agreement, (iii) copies of the articles of incorporation (or the equivalent thereof) of such Additional Borrower, together with all amendments thereto, and a certificate of good standing (or the equivalent thereof), each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by the USA PATRIOT ACT, as determined by the Administrative Agent, (iv) copies, certified by the secretary or assistant secretary (or equivalent thereof) of the Additional Borrower, of its by-laws (or the equivalent thereof) and of its board of directors’ (or the equivalent thereof) resolutions and resolutions or actions of any other body authorizing the execution of the Additional Borrower Assumption Agreement and the other Loan Documents to which such Additional Borrower is a party, and (v) such other documents and certificates as the Administrative Agent or its counsel may reasonably request, each of which shall be certified as of the date of initial Loan Event with respect to such Additional Borrower as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Additional Borrower relating to (A) the organization, existence and good standing of such Additional Borrower, (B) the authorization of the execution, delivery and performance by such Additional Borrower of each Loan Document to which it is to become a party, and (C) certificates as to the incumbency and signature of each individual signing any Loan Document on behalf of such Additional Borrower;

(b) No Event of Default. No Event of Default shall have occurred and be continuing as of the Additional Borrower Effective Date; and

(c) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions, each of which shall be satisfactory to the Administrative Agent, of (i) Rayonier’s Vice President and General Counsel, (ii) Womble Carlyle Sandridge & Rice, PLLC, as special counsel for the Additional Borrower and (iii)

special New York counsel for the Additional Borrower acceptable to the Administrative Agent, as to due authorization, execution and enforceability of the Additional Borrower Assumption Agreement and as to such other matters as any Lender through the Administrative Agent may reasonably request.

SECTION 3.04. Conditions Precedent to Additional Subsidiary Guarantor. The effectiveness of the designation of any Subsidiary of Rayonier as an Additional Subsidiary Guarantor shall be subject to the satisfaction of the following conditions precedent:

(a) Corporate Documents. The Administrative Agent shall have received the Additional Subsidiary Guarantor Guarantee Agreement substantially in the form of Exhibit C-4 hereto and executed by a duly authorized officer of such Additional Subsidiary Guarantor, and each of the following, in form and substance satisfactory to the Administrative Agent, (i) copies of the articles of incorporation (or the equivalent thereof) of such Additional Subsidiary Guarantor, together with all amendments thereto, and a certificate of good standing (or the equivalent thereof), each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by the USA PATRIOT ACT, as determined by the Administrative Agent, (ii) copies, certified by the secretary or assistant secretary (or equivalent thereof) of the Additional Subsidiary Guarantor, of its by-laws (or the equivalent thereof) and of its board of directors’ (or the equivalent thereof) resolutions and resolutions or actions of any other body authorizing the execution of the Additional Subsidiary Guarantor Guarantee Agreement, and (iii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request, each of which shall be certified as of the date of the effective date of such designation as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Additional Subsidiary Guarantor relating to (A) the organization, existence and good standing of such Additional Subsidiary Guarantor, (B) the authorization of the execution, delivery and performance by such Additional Subsidiary Guarantor or the Additional Subsidiary Guarantor Guarantee Agreement, and (C) certificates as to the incumbency and signature of each individual signing Additional Subsidiary Guarantor Guarantee Agreement on behalf of such Additional Subsidiary Guarantor;

(b) Representations and Warranties. The representations and warranties contained in the Additional Subsidiary Guarantor Guarantee Agreement shall be true and correct in all material respects as to such Additional Subsidiary Guarantor and its Subsidiaries on and as of such date as if made on and as of such date;

(c) No Event of Default. No Event of Default shall have occurred and be continuing as of such date; and

(d) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions, each of which shall be satisfactory to the Administrative Agent, of (i) Rayonier’s Vice President and General Counsel, (ii) Womble Carlyle Sandridge & Rice, PLLC, as special counsel for the Additional Subsidiary Guarantor and (iii) special New York counsel for the Additional Subsidiary Guarantor acceptable to the Administrative Agent, as to due authorization, execution and enforceability of the Additional Subsidiary Guarantor Guarantee Agreement and as to such other matters as any Lender through the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. Each Borrower represents and warrants as follows:

(a) Organization. Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure to have such power and authority and the legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified to conduct business, and is in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority. The execution, delivery and performance by each Loan Party of this Agreement, the Notes and the other Loan Documents to be delivered by it are within such Loan Party’s requisite powers, have been duly authorized by all requisite action, including member or partnership action and do not contravene (i) such Loan Party’s charter or by-laws or (ii) law or any material contractual restriction binding on or affecting such Loan Party or, to the actual knowledge of a responsible officer of such Loan Party, any other contractual restriction binding on or affecting such Loan Party.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement, the Notes or any other Loan Documents.

(d) Enforceability. This Agreement and any other Loan Document have been, and each of the Notes and other Loan Documents to be delivered by any Loan Party when delivered hereunder will have been, duly executed and delivered by the applicable Loan Party. This Agreement and any other Loan Document are, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with their respective terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(e) Financial Statements. The Consolidated balance sheet of Rayonier and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the unaudited Consolidated balance sheet of Rayonier and its Subsidiaries as at March 31, 2006, and the related unaudited Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for the three months then ended, duly certified by the senior vice president of finance of Rayonier, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2006, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Rayonier and its Subsidiaries as at such dates and the Consolidated results of the operations of Rayonier and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.

(f) No Material Adverse Change. Since December 31, 2005, there has been no Material Adverse Change.

(g) Litigation. There is no pending or, to the knowledge of the applicable Borrower, threatened action or proceeding, including, without limitation, any Environmental Action, affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than as set forth in Schedule 4.01(g) (the “Disclosed Litigation”)), and since the date of Schedule 4.01(g) was prepared there has been no material adverse change in the status, or financial effect on such Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in Schedule 4.01(g) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or the other Loan Documents.

(h) No Violation; Compliance with Laws. No Loan Party or Subsidiary of any Loan Party is in violation of any law, rule or regulation (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permit) or any restrictions of record or agreements affecting such material properties or assets, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

(i) Accuracy of Information. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or included herein or delivered pursuant hereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(j) Regulation U. No Loan Party or any Subsidiary of any Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(k) Taxes. Each Borrower and each of its Subsidiaries has timely filed or caused to be filed all federal and, to the extent the failure to timely file such return could reasonably be expected to result in a Material Adverse Effect, other tax returns which are required to be filed and has paid or caused to be paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the failure to pay which could not reasonably be expected to have a Material Adverse Effect or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Borrower or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, other than any such Lien or claim which could not reasonably be expected to have a Material Adverse Effect.

(l) Environmental Matters. (i) Except as set forth in Schedule 4.01(l), the operations and properties of each Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all material and necessary Environmental Permits have been obtained and are in effect for the operations and properties of such Borrower and each of its Subsidiaries, and such Borrower and each of its Subsidiaries are in compliance in all material respects with all such Environmental Permits.

(ii) Except as set forth in Rayonier’s Form 10-K for 2005 and in Schedule 4.01(l), to the knowledge of the applicable Borrower, there are no circumstances that are reasonably likely to form the basis of an Environmental Action against such Borrower or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect.

(m) CERCLA. Except as set forth in Schedule 4.01(l), none of the properties currently or formerly owned or operated by any Borrower or any of its Subsidiaries is listed or, to the knowledge of any Borrower, proposed for listing on the National Priorities List under CERCLA (the “NPL”) or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency (“CERCLIS”) or any analogous state list if such listing or proposed listing could reasonably be likely to have a Material Adverse Effect.

(n) Transportation of Hazardous Materials. Except as set forth in Schedule 4.01(l), to the knowledge of any Borrower, neither any Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the NPL or on the CERCLIS, which could reasonably be likely to lead to claims against any Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury that have, or could reasonably be likely to have, a Material Adverse Effect.

(o) ERISA. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan, (ii) Neither any Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan. (iii) Neither any Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA. (iv) Except as set forth in Schedule 4.01(o), as of the date indicated on Schedule 4.01(o) neither any Borrower nor any of its Subsidiaries have material liability with respect to “accumulated post-retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106 and (v) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and, if requested, furnished to the Administrative Agent pursuant to Section 5.01(k)(ix) hereof, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(p) Holding Company; Investment Company Act. None of the Borrowers nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(q) NYSE Listing; REIT Status. The common stock of Rayonier is listed on the New York Stock Exchange, there is no proceeding pending to delist such common stock, and Rayonier is in good standing on such exchange. Rayonier is qualified as a REIT under Section 856 of the Internal Revenue Code and is in material compliance with all other provisions of the Internal Revenue Code applicable to Rayonier as a REIT.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. Each Borrower hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding, or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations which pursuant to Section 8.04(d) shall survive payment in full of all amounts referred to in Section 8.04(d)), each Borrower shall:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with (i) ERISA and (ii) Environmental Laws to the extent set forth in Section 5.01(d).

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are being maintained on the books of the applicable Borrower or such Subsidiary.

(c) Payment of Obligations. Pay, discharge or otherwise satisfy, and cause each of its Subsidiaries to pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, or in the case of any trade payable before such trade payable becomes Debt, except where the amount or validity thereof is currently being contested in good faith and by appropriate proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.

(d) Compliance with Environmental Laws. (i) Comply and cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and Environmental Permits that are material to the conduct of the business of the applicable Borrower or any of its Subsidiaries or necessary for their operations and properties, and (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits that are material to the conduct of the business of the applicable Borrower or any of its Subsidiaries or necessary for their operations and properties; except, with respect to (i) and (ii) above, to the extent that any such Environmental Law or the terms of any Environmental Permit are being contested in good faith and by proper proceedings and as to which appropriate reserves, if any, to the extent required in accordance with GAAP, are being maintained.

(e) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including self-insurance, in amounts consistent with industry practice and custom) with responsible insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the applicable Borrower or such Subsidiary operates.

(f) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that any Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.03(c) and provided further that no Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise or the corporate existence of any Subsidiary of such Borrower (other than, in the case of Rayonier, TRS, RFR and any Additional Borrower) if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Rayonier and its Subsidiaries taken as a whole or the Lenders.

(g) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit, and shall cause each of its Subsidiaries to permit, the Administrative Agent or, subject to the proviso hereto, any of the Lenders or Issuing Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of any Borrower and any of its

Subsidiaries, as shall be reasonably requested, and to discuss the affairs, finances and accounts of any Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants, provided that, unless (x) an Event of Default has occurred and is continuing or (y) the Corporate Credit Rating assigned by S&P is lower than BBB- and the Corporate Credit Rating assigned by Moody’s is lower than Baa3, none of the Borrowers shall be required to comply with this subsection (g) with respect to any of the Lenders, Issuing Bank or any agents or representatives thereof (other than the Administrative Agent).

(h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which appropriate entries that are correct in all material respects shall be made, of all financial transactions and the assets and business of each Borrower and each such Subsidiary so as to permit preparation of their Consolidated financial statements in accordance with GAAP.

(i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are necessary or, in the reasonable judgment of the applicable Borrower or such Subsidiary, useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the applicable Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than:

(i) transactions among any Borrower and any of its wholly owned Subsidiaries; and

(ii) transactions among wholly owned Subsidiaries of any Borrower.

(k) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 10 days after the date quarterly financial statements would be required to be filed by an “Accelerated Filer” as defined in Rule 12b-2 under the Exchange Act (without giving effect to any extension) in a periodic report with the SEC (and in any event within 50 days after the end of each of the first three Fiscal Quarters in each fiscal year of Rayonier), unaudited Consolidated balance sheets of Rayonier and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the senior vice president of finance of Rayonier as having been prepared in accordance with GAAP;

(ii) as soon as available and in any event within 10 days after the date annual financial statements would be required to be filed by an “Accelerated Filer” as defined in Rule 12b-2 under the Exchange Act (without giving effect to any extension) in a periodic report with the SEC (and in any event within 90 days after the end of each fiscal year of Rayonier), a copy of the annual audit report for such year for Rayonier and its Subsidiaries, containing Consolidated balance sheets of Rayonier and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Rayonier and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by a nationally recognized firm of independent public accountants;

(iii) together with the financial statements required to be delivered in accordance with clauses (i) and (ii) above, (A) a certificate of the senior vice president of finance of Rayonier stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the applicable Borrower has taken and proposes to take with respect thereto and (B) a schedule in form and substance satisfactory to the Administrative Agent of the computations used by Rayonier in determining compliance with the covenants contained in Section 5.05;

(iv) promptly after any Borrower becomes aware of and in any event within five Business Days after becoming aware of each Default, continuing on the date of such statement, a statement of the senior vice president of finance of Rayonier setting forth details of such Default and the action that Rayonier has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that any Borrower sends to any of its public securityholders, and copies of all reports and registration statements that any Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(vi) promptly after any Borrower becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting such Borrower or any of its Subsidiaries of the type described in the first sentence of Section 4.01(g);

(vii) promptly and in any event within 10 days after Rayonier or any of its ERISA Affiliates knows that any ERISA Event has occurred, a statement of the senior vice president of finance of Rayonier describing such ERISA Event and the action, if any, that Rayonier or such ERISA Affiliate has taken and proposes to take with respect thereto;

(viii) promptly and in any event within three Business Days after receipt thereof by Rayonier or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

(ix) upon the request of the Administrative Agent after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(x) promptly and in any event within five Business Days after receipt thereof by Rayonier or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan, (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (z) the amount of liability incurred, or that may be incurred, by Rayonier or any of its ERISA Affiliates in connection with any event described in clause (x) or (y);

(xi) as soon as practical and in any event promptly after the receipt thereof by any Borrower, copies of all written claims, complaints, notices or inquiries relating to compliance by such Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be likely to have a Material Adverse Effect or could reasonably be likely to (x) form the basis of an Environmental Action against such Borrower or any of its Subsidiaries or such property that could reasonably be likely to have a Material Adverse Effect or (y) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be likely to have a Material Adverse Effect;

(xii) promptly such other information and data with documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA PATRIOT Act), including, without limitation, evidence satisfactory to the Administrative Agent of (x) the listing of Capital Stock of Rayonier on New York Stock Exchange and (y) Rayonier’s ownership of all of the outstanding Capital Stock of TRS and RFR, as from time to time may be reasonably requested by the Administrative Agent; and

(xiii) such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender or Issuing Bank through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to this Section 5.01(k) shall be deemed to have been delivered to the Lenders when it has been delivered to the Administrative Agent.

Notwithstanding any of the foregoing, at any time when Rayonier is subject to the reporting requirements of Section 13(a)(2) of the Securities Exchange Act of 1934, Rayonier shall be deemed to have complied with the requirements of clauses (i), (ii), (v) and (vi) above, if Rayonier shall include such information in timely filings made with the SEC by Rayonier.

(l) Subsidiary Guarantees. (i) Cause at all times domestic Subsidiaries of RFR to be party to the RFR Subsidiary Guarantee Agreement such that as of the Closing Date and as of the 60th day after the end of each Fiscal Quarter thereafter (and at any time as a condition precedent to (and after giving effect to) any merger, consolidation, liquidation or other disposition of assets permitted by Section 5.03(c)(ii) or 5.03(d)), (x) the aggregate assets of RFR and RFR Subsidiary Guarantors are not less than 90% of the Consolidated Assets of

RFR and its domestic Subsidiaries and (y) the aggregate gross revenues of RFR and the RFR Subsidiary Guarantors (calculated as of the last day of RFR’s and such Guarantors’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter) do not constitute less than 90% of the aggregate gross revenues of RFR and its domestic Subsidiaries (calculated as of the last day of RFR’s and its Subsidiaries’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter); provided that in the event that any Subsidiary of RFR guarantees any other Debt of RFR, such Subsidiary shall promptly execute and deliver a supplement to the RFR Subsidiary Guarantee Agreement as a supplemental guarantor.

(ii) Cause at all times domestic Subsidiaries of TRS to be party to the TRS Subsidiary Guarantee Agreement such that as of the Closing Date and as of the 60th day after the end of each Fiscal Quarter thereafter (and at any time as a condition precedent to (and after giving effect to) any merger, consolidation, liquidation or other disposition of assets permitted by Section 5.03(c)(i) or 5.03(d)), (x) the aggregate assets of TRS and TRS Subsidiary Guarantors are not less than 90% of the Consolidated Assets of TRS and its domestic Subsidiaries and (y) the aggregate gross revenues of TRS and the TRS Subsidiary Guarantors (calculated as of the last day of TRS’s and such Guarantors’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter) do not constitute less than 90% of the aggregate gross revenues of TRS and its domestic Subsidiaries (calculated as of the last day of TRS’s and its Subsidiaries’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter); provided that in the event that any Subsidiary of TRS guarantees any other Debt of TRS, such Subsidiary shall promptly execute and deliver a supplement to the TRS Subsidiary Guarantee Agreement as a supplemental guarantor.

(iii) In maintaining such guarantees, the guarantees executed by any Subsidiary Guarantors shall promptly be executed and delivered to the Administrative Agent for the benefit of each of the Lenders and Issuing Banks and shall be substantially identical to the guarantees previously executed by each of the other Subsidiary Guarantors, together with such supporting documentation, including corporate resolutions and opinions of counsel with respect to such additional guarantee, as may be reasonably required by the Administrative Agent.

(iv) In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its respective Guarantee, provided that (y) such Subsidiary Guarantor or other Person, as the case may be, is concurrently released and relieved of any obligations it may have with respect to all other guarantees of Debt of such Borrower and (z) after such release Rayonier remains in compliance with Section 5.01(l)(i) and (ii).

SECTION 5.02. Additional Rayonier’s Affirmative Covenants. In addition to the affirmative covenants set forth in Section 5.01, Rayonier hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding, or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations which pursuant to Section 8.04(d) shall survive payment in full of all amounts referred to in Section 8.04(d)), Rayonier shall:

(a) Corporate Credit Ratings. Maintain at all times a Corporate Credit Rating by Moody’s and S&P.

(b) Maintenance of NYSE Listing. Maintain at all times the listing of its common shares of beneficial interest on New York Stock Exchange and not take any action that results in a proceeding to delist such common shares.

(c) Maintenance of REIT Status. Maintain material compliance with Section 856 and any other applicable provisions of the Internal Revenue Code necessary to maintain its REIT status.

(d) Additional Borrower. From and after any Additional Borrower Effective Date with respect to an Additional Borrower, maintain Control over such Additional Borrower and take such other action as may be required so that all accounts and financial reports of Rayonier and such Additional Borrower and, to the extent otherwise required by GAAP, their respective Subsidiaries are consolidated in accordance with GAAP.

SECTION 5.03. Negative Covenants. Rayonier hereby agrees that for so long as the Commitments remain in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding, or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations which pursuant to Section 8.04(d) shall survive payment in full of all amounts referred to in Section 8.04(d)), Rayonier shall not:

(a) Dividends. Declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any other distribution on Capital Stock of Rayonier or any of its Subsidiaries (other than dividends or distributions payable solely in Capital Stock of Rayonier or, in the case of dividends paid to Rayonier or any of its Subsidiaries, Capital Stock of such Subsidiary) or purchase, redeem, defease or otherwise acquire or retire for value, or permit any of its Subsidiaries to purchase, redeem, defease or otherwise acquire or retire for value any of the Capital Stock of Rayonier or any of its Subsidiaries at any time outstanding except as provided in this Section 5.03(a). So long as no Default or Event of Default has occurred and is then continuing, Rayonier and its Subsidiaries shall be permitted to redeem, repurchase or otherwise acquire or retire any of their respective Capital Stock and declare and pay dividends on their respective Capital Stock from time to time in amounts determined by Rayonier or such Subsidiaries; provided, however, that subject to the terms of the next sentence, in no event shall Rayonier (or, after any Additional Borrower Effective Date, the Additional Borrower) declare or pay dividends on its Capital Stock if dividends (other than dividends or distributions payable solely in Capital Stock of Rayonier (or, after the Additional

Borrower Effective Date, the Additional Borrower)) paid in, or with respect to, any period of four Fiscal Quarters, in the aggregate, would exceed the sum of (1) 90% of Funds From Operations for such period plus (2) the aggregate amount of dividends permitted pursuant to the foregoing clause (1) in the preceding period of four Fiscal Quarters in excess of the aggregate amount dividends actually paid during such period. Notwithstanding the foregoing, unless at the time of such distribution any Event of Default has occurred and is then continuing under Section 6.01(a), Rayonier (and, if applicable any Additional Borrower) shall be permitted to declare and pay whatever amount of cash dividends is necessary for Rayonier to maintain its tax status as a REIT.

(b) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any property acquired or held by Rayonier or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced,

(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Rayonier or any of its Subsidiaries or becomes a Subsidiary of Rayonier; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Rayonier or such Subsidiary or acquired by Rayonier or such Subsidiary,

(iv) the Liens described on Schedule 5.03(b),

(v) the replacement, extension or renewal of any Lien permitted by clauses (ii), (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and

(vi) other Liens securing Debt; provided that the principal amount of Debt secured pursuant to this clause (vi) shall not in the aggregate at any time outstanding exceed 15% of the Consolidated Tangible Net Worth of Rayonier and its Subsidiaries.

(c) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) subject to Section 5.01(l), (A) any wholly owned Subsidiary of TRS may merge or consolidate with or into, or dispose of all or substantially all of its assets to, any other wholly owned Subsidiary of TRS or (B) any wholly owned Subsidiary of TRS may merge into or dispose of all or substantially all of its assets to TRS (with TRS being the surviving entity), (ii) subject to Section 5.01(l), (A) any wholly owned Subsidiary of RFR may merge or consolidate with or into, or dispose of all or substantially all of its assets to, any other wholly owned Subsidiary of RFR or (B) any wholly owned Subsidiary of RFR may merge into or dispose of all or substantially all of its assets to RFR (with RFR being the surviving entity), (iii) Rayonier (prior to any Additional Borrower Effective Date) or any Additional Borrower (after any Additional Borrower Effective Date) may merge with any other Person (including TRS and RFR), provided in each case that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and, in the case of any merger to which Rayonier or such Additional Borrower is a party, (w) Rayonier or such Additional Borrower, as the case may be, is the surviving corporation, (x) after giving effect to the consummation of such merger, Rayonier shall be in compliance with the covenants set forth in Section 5.05 (calculated on a pro forma basis, as of the date of the consummation of such merger), (y) the RFR Subsidiary Guarantee Agreement (in the event of merger with RFR) or the TRS Subsidiary Guarantee Agreement (in the event of merger with TRS) shall remain in full force and the respective Subsidiary Guarantors shall continue to guarantee obligations of Rayonier hereunder and under other Loan Documents, and (z) Rayonier and its Subsidiaries shall be in the same line of business as conducted by them immediately prior to such merger, and (iv) Rayonier may transfer all of its assets and properties to an Additional Borrower on the Additional Borrower Effective Date.

(d) Transfers of Assets Among Loan Parties. Sell, lease, transfer or otherwise dispose of, or permit any if its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets to any Borrower or any Subsidiary of any Borrower, except (i) as permitted by Section 5.03(c), (ii) any such sale, lease, transfer or other disposition that is made in the ordinary course of its business, (iii) except in the case of Rayonier and any Additional Borrower, any such sale, lease, transfer or other disposition that is made to a Qualified Transferee of such Person, (iv) sales, leases, transfers or other dispositions by Rayonier and its Subsidiaries to The Rayonier Foundation in an aggregate amount for all such Persons not to exceed $5,000,000 in any calendar year, and (v) sales, leases, transfers or other dispositions by Rayonier and its Subsidiaries to Subsidiaries that are not Subsidiary Guarantors in an aggregate amount for all such Persons not to exceed $10,000,000 in any calendar year (which amount shall be in addition to any amount covered by clause (iv)).

(e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of Rayonier and its Subsidiaries taken as a whole as carried on at the date hereof.

(f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices that would prevent Rayonier from preparing its Consolidated financial statements in accordance with GAAP.

(g) Additional Borrower. From and after any Additional Borrower Effective Date with respect to an Additional Borrower, (i) own, hold or acquire any assets, other than equity interests in such Additional Borrower, (ii) create, incur, assume or suffer to exist any Debt or other liabilities or obligations, other than (A) liabilities or obligations existing on the Additional Borrower Effective Date and assumed by the Additional Borrower, and (B) liabilities or obligations arising by law that are also liabilities or obligations of such Additional Borrower, or (iii) engage in any business or activity, other than the ownership of equity interests in such Additional Borrower and other activities incidental thereto.

SECTION 5.04. Additional RFR’s Negative Covenants. In addition to (and without in any way modifying) the covenants set forth in Section 5.03, Rayonier and RFR hereby agree that for so long as the Commitments remain in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding, or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations which pursuant to Section 8.04(d) shall survive payment in full of all amounts referred to in Section 8.04(d)), RFR:

(a) Additional Limitation on Debt. Shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case, to “incur”) any Debt (including, without limitation, Acquired Debt), unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of such Debt, the RFR Consolidated Fixed Charge Coverage Ratio is greater than 2.50 to 1.00; provided that the foregoing limitation shall not apply to the RFR Permitted Debt.

(b) Investments and Other Restricted Payments. Shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of RFR or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of RFR or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable solely in Capital Stock of RFR (other than Redeemable Capital Stock of a Restricted Subsidiary) or in options, warrants or other rights to purchase Capital Stock of RFR (other than Redeemable Capital Stock of a Restricted Subsidiary), (B) the declaration or payment of dividends or other distributions to the extent declared or paid to RFR or any Restricted Subsidiary, and (C) the declaration or payment of dividends or other distributions by any Restricted Subsidiary to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis (including, in the case of RFR, to the Managing General Partner)); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of RFR or any of its Restricted Subsidiaries (other than any such Capital Stock owned by a Wholly-Owned Restricted Subsidiary); (iii) make any principal payment on, purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Debt (other than any such Debt owned by RFR or a Wholly-Owned

Restricted Subsidiary), (iv) make any Investment (other than any RFR Permitted Investment) in any Person, or (v) make any interest payment on the Rayonier Subordinated Notes (such payments or Investments described in the preceding clauses (i), (ii), (iii) (iv) and (v), collectively, “RFR Restricted Payments”), unless, at the time of and after giving effect to proposed Restricted Payment (y) no Default or Event of Default shall have occurred and be continuing and (z) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RFR and its Restricted Subsidiaries during the Fiscal Quarter during which such Restricted Payment is made, shall not exceed (1) if the RFR Consolidated Fixed Charge Coverage Ratio shall be greater than 2.00 to 1.00, an amount equal to Available Cash for the immediately preceding Fiscal Quarter, or (2) if the RFR Consolidated Fixed Charge Coverage Ratio shall be equal to or less than 2.00 to 1.00, an amount equal to the sum of (a) $75,000,000 over the life of the Installment Note Agreement, plus (b) to the extent not theretofore used as the basis for a Restricted Payment pursuant to clause (ii) or (iii) of the next succeeding paragraph, the aggregate net cash proceeds of any (i) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (ii) issuance and sale of shares of Capital Stock (other than Redeemable Capital Stock) of RFR to any Person (other than to a Restricted Subsidiary), in either such case made after the Closing Date and no later than substantially concurrently with the making of such Restricted Payment, minus (c) the aggregate amount of all Restricted Payments (including such Restricted Payment) made pursuant to this clause (2) after the Closing Date. The amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value (as determined in good faith by Board of Directors of the General Managing Partner) on the date of such Restricted Payment of the asset(s) proposed to be transferred by RFR or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

None of the foregoing provisions of this Section 5.04(b) shall prohibit: (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the immediately preceding paragraph; (ii) the redemption, repurchase or other acquisition or retirement of any class of Capital Stock of RFR or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent (A) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (B) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock of a Restricted Subsidiary) of RFR to any Person (other than to a Restricted Subsidiary); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash; (iii) any redemption, repurchase or other acquisition or retirement of the Subordinated Debt by exchange for, or out of the net cash proceeds of, a substantially concurrent (A) capital contribution to RFR from any Person (other than a Restricted Subsidiary) or (B) issue and sale of (y) Capital Stock (other than Redeemable Capital Stock of a Restricted Subsidiary) of RFR to any Person (other than to a Restricted Subsidiary) or (z) Debt of RFR issued to any Person (other than a Restricted Subsidiary), so long as such Debt is RFR Permitted Refinancing Debt; or (iv) any distribution, or redemptions declared or effected by RFR on or before the Closing Date, whether or not payable on a later date; provided, however, in each case, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash. In computing the amount of Restricted Payments previously made for purposes of the preceding paragraph, Restricted Payments made under clause (i) of this paragraph shall be included and Restricted Payments made under clauses (ii), (iii) and (iv) shall not be so included.

(c) Limitation on Sale and Leaseback Transactions. Shall not enter, and shall not permit any of its Restricted Subsidiaries to enter, into any Sale and Leaseback Transaction with respect to any property of RFR or any of its Restricted Subsidiaries. Notwithstanding the foregoing, RFR and its Restricted Subsidiaries may enter into Sale and Leaseback Transactions with respect to property acquired or constructed after the Closing Date; provided that (i) RFR or such Restricted Subsidiary would be permitted to incur Debt secured by a Lien on such property in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, or (ii) the lease in such Sale and Leaseback Transaction is for a term not in excess of the lesser of (A) three years and (B) 60% of the remaining useful life of such property.

(d) Limitation on Timber Harvesting. In the event that RFR or any of its Restricted Subsidiaries receive any Net Proceeds from one or more Excess Harvests, within 270 days after the date of such receipt (or such longer period as may be required to comply with any agreement in effect on the Closing Date), RFR, at its option, may apply the amount of such aggregate Net Proceeds (less the amount of any such Net Proceeds previously applied during such fiscal year for the purposes set forth in clause (i) and/or (ii) below) to (i) reduce Senior Debt of RFR secured as permitted under Section 5.03(b) or Senior Debt of a Restricted Subsidiary (with a permanent reduction of availability in the case of any borrowings by RFR or any Restricted Subsidiary under the Working Capital Facility or any other facility (other than the facility provided hereunder) that permits amounts repaid or prepaid to be reborrowed) or (ii) make, or commit, pursuant to a binding written contract (provided that such contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make an investment in assets used or useful in the business of RFR or such Subsidiary. Pending the final application of any such Net Proceeds, RFR or any Restricted Subsidiary may temporarily reduce borrowings under the Working Capital Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement. Any such Net Proceeds that are not applied or invested as provided in the first sentence of this Section 5.04(d) will be deemed to constitute “Excess Harvest Proceeds”. When the aggregate amount of Excess Harvest Proceeds exceeds $100,000,000, RFR shall make an offer to the holders of the Installment Notes and an offer to all holders of other Senior Debt containing provisions similar to those set forth in this Section 5.04(d) (an “Excess Harvest Offer”), to prepay the aggregate outstanding principal amount of the Installment Notes and such other Senior Debt that may be prepaid out of the Excess Harvest Proceeds. To the extent that the aggregate principal amount of the Installment Notes and other Senior Debt tendered pursuant to an Excess Harvest Offer is less than the Excess Harvest Proceeds, RFR may use such deficiency for general business purposes. If the aggregate principal amount of the Installment Notes and other Senior Debt offered to be prepaid exceeds the amount of Excess Harvest Proceeds offered to be applied to prepay the same, the offer to prepay the Installment Notes and such other Senior Debt shall be made on a pro rata basis. Upon completion of such Excess Harvest Offer, the amount of Excess Harvest Proceeds shall be reset at zero. It being understood that this Section 5.04(d) does not require RFR to make an offer to the Lenders when the aggregate amount of Excess Harvest Proceeds exceeds $100,000,000 and this Section 5.04(d) shall not be deemed to be a provision similar to Section 10.1 of the Installment Note Agreement.

(e) Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (ii) pay any Debt owed to RFR or any other Restricted Subsidiary, (iii) make loans or advances to, or any investment in, RFR or any other Restricted Subsidiary, or (iv) transfer any of its properties or assets to RFR or any other Restricted Subsidiary (collectively, “Payment Restrictions”), except for such encumbrances or restrictions existing under or by reason of (A) applicable law, rules or regulations, or any order or ruling by any Governmental Authority; (B) any agreement in effect at or entered into on the Closing Date (including, without limitation, this Agreement, the Installment Note Agreement and other agreements described in Schedule 5.04(e)); (C) customary non-assignment provisions of any contract, license or any lease governing a leasehold interest of RFR or any Restricted Subsidiary; (D) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (E) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired; (F) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for a sale of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, to the extent such sale is permitted by this Agreement; (G) any agreement or other instrument governing Debt, Preferred Stock or Redeemable Capital Stock of a Person acquired by RFR or any Restricted Subsidiary (or of a Restricted Subsidiary of such Person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties, assets or Subsidiaries of the Person, so acquired; (H) provisions contained in agreements or instruments relating to Debt or Preferred Stock which prohibit the transfer of all or substantially all of the assets of the obligor or issuer thereunder unless the transferee shall assume the obligations of the obligor or issuer under such agreement or instrument; or (I) encumbrances or restrictions contained in any agreement or instrument governing RFR Permitted Refinancing Debt; provided that the encumbrances or restrictions of the type referred to in clause (i), (ii), (iii) or (iv) above, contained in such agreement governing such RFR Permitted Refinancing Debt are no more restrictive (taken as a whole) than those contained in the agreement governing the Debt being refinanced.

(f) Limitations on Transactions with Affiliates. Notwithstanding provisions of Section 5.03(d), shall not sell, transfer or otherwise dispose, and shall not permit any of its Subsidiaries to sell, transfer or otherwise dispose, of any of its Timberlands or Timber to any of their Affiliates (other than RFR and its wholly owned Subsidiaries) unless such transaction is for the Fair Market Value thereof.

SECTION 5.05. Financial Covenants. Rayonier hereby agrees that for so long as any of the Commitments remains in effect, any Revolving Credit Advance remains outstanding and unpaid, any Letter of Credit remains outstanding, or any obligation of any Borrower is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder or under any other Loan Document (other than contingent obligations which pursuant to Section 8.04(d) shall survive payment in full of all amounts referred to in Section 8.04(d)), Rayonier shall:

(a) Leverage Ratio. Cause, on the last day of each Fiscal Quarter of Rayonier, the ratio of (i) Consolidated Debt of Rayonier and its Subsidiaries on such date of determination to (ii) Consolidated EBITDA of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date not to exceed 4.00 to 1.00.

(b) Interest Coverage Ratio. Cause, on the last day of each Fiscal Quarter of Rayonier, the ratio of (i) Consolidated EBITDA of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date of determination to (ii) Consolidated interest expense of Rayonier and its Subsidiaries for the four Fiscal Quarters ended on such date not to be less than 2.50 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Revolving Credit Advance or LC Disbursement when the same becomes due and payable or any Borrower shall fail to pay any interest on any Revolving Credit Advance or any fee or make any other payment due in connection with this Agreement, any Note or any other Loan Document within five days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or in any notice, report, certificate, financial statement, instrument, agreement or other writing delivered or prepared in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(f), (g) or (k), (ii) Rayonier shall fail to perform or observe any term, covenant or agreement contained in Section 5.02(b), Section 5.03(a), (b), (c), (d) or (e), or Section 5.05, or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if, solely in the case of this clause (iii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or

(d) (i) Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium, interest or other amount payable with respect to any Debt that is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder or under any other Loan Document) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any event shall occur or condition shall exist (including, without limitation, any event of the type described in clause (i) above) under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Debt outstanding hereunder or under any other Loan Document) of any Borrower or any of its Subsidiaries (as the case may be) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt, or any such Debt shall be accelerated, declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the Stated Maturity thereof; or

(e) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each such case, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Rayonier (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Rayonier; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Rayonier shall cease for any reason (other than due to death or disability) to constitute a majority of the Board of Directors of Rayonier (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the Board of Directors of Rayonier or (y) nominated for election by a majority of the remaining members of the Board of Directors of Rayonier and thereafter elected as directors by the shareholders of Rayonier); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Rayonier; or (iv) Rayonier or an Affiliate of Rayonier shall cease to be the managing partner of RFR; or (v) from and after any Additional Borrower Effective Date, Rayonier shall cease to have Control over such Additional Borrower; or (vi) Rayonier or, from and after any Additional Borrower Effective Date with respect to any Additional Borrower, such Additional Borrower shall cease to directly own beneficially all of the outstanding Capital Stock of TRS and RFR; or

(i) Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of the Plan with respect to which such ERISA Event shall have occurred and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of any Borrower and its ERISA Affiliates related to any such ERISA Event) exceeds $10,000,000; or

(j) Any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by such Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $5,000,000 per annum; or

(k) Any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(l) The Guarantee Agreement or any Subsidiary Guarantee Agreement shall cease, for any reason, to be, or shall be asserted in writing by any Loan Party not to be, in full force and effect, other than pursuant to the terms thereof and hereof;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to each Borrower, declare the obligation of each Lender to make Revolving Credit Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to each Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such amounts (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Credit Advances shall automatically be terminated and (B) the Revolving Credit Advances, all such interest and all such amounts (including all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower at such time shall be required to cash collateralize such Letters of Credit by depositing in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the applicable Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto).

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement or the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of any Loan Document or collection of any amounts thereunder), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Advances; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Revolving Credit Advance and Issuing Bank that issued any Letters of Credit as the holders of the Debt resulting therefrom until, in the case of any such Lender, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any other Loan Documents on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender or Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto and thereto; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CS and Affiliates. With respect to its Commitment, the Revolving Credit Advances made by it and the Note issued to it, CS shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CS in its individual capacity. CS and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if CS were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to any Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 7.04. Lender Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent and each Issuing Bank (to the extent not reimbursed by the Borrowers) and their respective directors, officers, employees and agents, ratably according to the respective principal amounts of the Revolving Credit Advances and LC Exposure then owed to each of them (or if no Revolving Credit Advances or LC Exposure are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or such Issuing Bank in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent hereunder and thereunder (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs of an indemnified person resulting from such indemnified person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender, any Issuing Bank or a third party.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, with the consent of Rayonier (which consent shall not be unreasonably withheld or delayed) if no Event of Default has occurred and is continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. Other Administrative Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of such Lenders or subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of (including, without limitation, final maturity), or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances that shall be required for the Lenders or any of them to take any action hereunder, (f) release Rayonier or TRS from its guarantee obligations under the Guarantee Agreement, (g) release all or substantially all Loan Parties party to any Subsidiary Guarantee Agreement from their respective guarantee obligations thereunder (other than in accordance with the terms hereof or thereof), (h) change the pro rata distribution of payments and proceeds to the Lenders or (i) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, any Note or any other Loan Document.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to any Borrowers, at its address at 50 North Laura Street, Suite 1900, Jacksonville, Florida 32202, Attention: Treasurer, Telecopy No.: (904) 357-9818, with a copy to: Corporate Secretary; if to any Lender party to this Agreement as of the date hereof, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York 10010-3629, Attention: Thomas Lynch, Telecopy No.: (212) 325-8304, email: thomas.lynch@credit-suisse.com; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to each Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document or of any Exhibit hereto and thereto to be executed and delivered hereunder and thereunder shall be effective as delivery of a manually executed counterpart thereof. Electronic mail and intranet websites may be used only to distribute routine information such as financial statements and other information as provided in Section 5.01(k), and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose, except as agreed to by the Administrative Agent.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder, under any Note or any other Loan Document or shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) Each Borrower, jointly and severally, agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, waiver or modification and amendment of this Agreement, the Notes and the other Loan Documents and any other documents to be delivered hereunder and thereunder, including, without limitation, (i) all due diligence, syndication (including, without limitation, printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and

(ii) the reasonable fees, disbursement and other charges of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement or any other Loan Document. Each Borrower, jointly and severally, agrees to (A) pay all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, (B) pay on demand all reasonable costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents and any other documents to be delivered hereunder and thereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a), and (C) indemnify and hold harmless the Administrative Agent, each Lender and each Issuing Bank from any and all present or future stamp, documentary or excise taxes or similar charges, any and all recording and filing fees, and any and all liabilities with respect thereto, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or payment under, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the Letters of Credit, the other Loan Documents and any such other documents.

(b) Each Borrower, jointly and severally, agrees to indemnify, exonerate and hold harmless the Administrative Agent, each Lender, each Issuing Bank and each of their Affiliates and their officers, directors, employees, agents, advisors, representatives and controlling persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees, disbursements and other charges of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any other Loan Document or any other documents related thereto, any extension of credit hereunder, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances or (ii) the actual or alleged presence of Hazardous Materials on any property currently or formerly owned or operated by any Borrower or any of its Subsidiaries or any Environmental Action relating in any way to any Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an claim, investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower, jointly and severally, also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective officers, directors, employees, agents, advisors, representatives and controlling persons, on any theory of liability, arising out of or otherwise relating to (i) the Notes, this Agreement, any other Loan Document or any other documents related thereto, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances or (ii) the actual or alleged presence of Hazardous Materials on an property of any Borrower or any of its Subsidiaries or any Environmental Action relating in any way to any Borrower or any of its Subsidiaries.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.10(a), 2.10(b)(i) or (ii), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by any Borrower pursuant to Section 8.07(a) or a replacement of a Lender pursuant to Section 8.07(i), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of each Borrower contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder, under the Notes or any other Loan Document.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, the Note held by such Lender or any other Loan Document, whether or not such Lender shall have made any demand under this Agreement, such Note or any other such Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender party to this Agreement as of the date hereof that such Lender has executed it and the Closing Date shall have occurred and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each such Lender, Issuing Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by any Borrower (following a demand by such Lender pursuant to Section 2.12 or 2.15) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender shall have obtained the prior written consent of the Administrative Agent, the Issuing Bank and, other than in the case of an assignment to an Affiliate of such Lender, another Lender or its Affiliate, or assignments of the type described in subsection (g) below and unless a Default or an Event of Default has occurred and is continuing, Rayonier, in each case such consent not to be unreasonably withheld or delayed, (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless Rayonier and the Administrative Agent otherwise agree, and if the assigning Lender is assigning less than all of its Commitments after giving effect to such assignment, the amount of the commitment of the assigning Lender shall be equal to or greater than $5,000,000, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the applicable Borrower pursuant to this Section 8.07(a) shall be arranged by such Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the applicable Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either such Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Credit Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, its proportionate interest in LC Exposure and all other amounts payable to such Lender under this Agreement, (vii) each such assignment shall include an assignment by such Lender of its proportionate interest in LC Exposure, and (viii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually) and pay to the Administrative Agent a processing and recordation fee of $3,500 (such fee payable by the assignor or assignee, as agreed by the parties, and which fee may be waived or reduced in the sole discretion of the Administrative Agent), for its acceptance and recording in the Register.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (C) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (D) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document; (ii) such assignee (A) represents and warrants that (1) it satisfies the requirements, if any, specified in this Agreement that are required to be satisfied by it in order to acquire the Assigned Interest (as defined in such Assignment and Acceptance) and become a Lender, (2) from and after the Effective Date (specified in such Assignment and Acceptance), it shall be bound by the provisions of this Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (3) it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 or delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the assigning Lender or any other Lender, and (4) it is an Eligible Assignee; and (B) agrees that (1) it will, independently and without reliance on the Administrative Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (2) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) in the event when consent of Rayonier for such Assignment and Acceptance is not required, give notice thereof to Rayonier.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and the Commitment of, and principal amount of the Revolving Credit Advances owing to, each Lender from time to time and proportionate interest of such Lender in LC Exposure (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than any Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to such Borrower received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest (or any other similar interest) in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and each Borrower, the option to provide to the Borrowers all or any part of any Revolving Credit Advance that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Credit Advance, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Advance, the Granting Bank shall be obligated to make such Revolving Credit Advance pursuant to the terms hereof. The making of a Revolving Credit Advance by a SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Revolving Credit Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, each Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Advances to the Granting Bank or to any financial institutions (consented to by each Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Credit Advances and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

(i) If any Lender has failed to consent to a proposed amendment, waiver or other action that pursuant to the terms of Section 8.01 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Revolving Credit Advances and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and the Issuing Banks; provided, that (i) all obligations of the Borrower owing to such Non-Consenting Lender being replaced, including obligations arising under Section 8.04(c) as a result of such replacement and all accrued fees and other accrued amounts (other than accrued interest paid pursuant to clause (ii)) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 8.07(a); except that the assigning Lender shall be deemed to have assigned and executed an assignment that otherwise complies with such Section.

SECTION 8.08. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of each Borrower other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) in connection with the enforcement of any Loan Document or in connection with the defense of any litigation or other claim or action brought by or on behalf of Rayonier or any Subsidiary of Rayonier, and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement. For this purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

SECTION 8.09. Governing Law. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or the other Loan Documents to which it is a party in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrowers, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Notes or the other Loan Documents to which it is a party or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RAYONIER INC.

By	/s/ Carl E. Kraus
Name: Carl E. Kraus
Title: Senior Vice President

RAYONIER TRS HOLDINGS INC.

By	/s/ Timothy H. Brannon
Name: Timothy H. Brannon
Title: Vice President

RAYONIER FOREST RESOURCES, L.P.

by RAYONIER TIMBERLANDS MANAGEMENT, LLC, its Managing General Partner

By	/s/ Timothy H. Brannon
Name: Timothy H. Brannon
Title: Vice President

Lenders

Administrative Agent

CREDIT SUISSE, Cayman Islands Branch

By	/s/ Judith Smith
Name: Judith Smith
Title: Director

By	/s/ Doreen Barr
Name: Doreen Barr
Title: Vice President

BANK OF AMERICA, N.A.

By	/s/ Michael Balok
Name: Michael Balok
Title: Senior Vice President

CoBank, ACB

By	/s/ Michael Tousignant
Name: Michael Tousignant
Title: Vice President

SunTrust Bank

By	/s/ Stacy Lewis
Name: Stacy Lewis
Title: Vice President

CAPE FEAR FARM CREDIT, ACA

By	/s/ Randy T. Pope
Name: Randy T. Pope
Title: Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By	/s/ Gus Martin
Name: Gus Martin
Title: Vice President

The Bank of New York

By	/s/ Kenneth R. McDonnell
Name: Kenneth R. McDonnell
Title: Vice President

JP Morgan Chase Bank, N.A.

By	/s/ Steven A. Willmann
Name: Steven A. Willmann
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Robert G. McGill Jr.
Name: Robert G. McGill Jr.
Title: Director

Northwest Farm Credit Services, PCA

By	/s/ Jim D. Allen
Name: Jim D. Allen
Title: Senior Vice President

Compass Bank

By	/s/ French Yarbrough Jr
Name: French Yarbrough Jr
Title: Senior Vice President

The Northern Trust Company

By	/s/ Karen E. Dahl
Name: Karen E. Dahl
Title: Vice President

CITIBANK, N.A.

By	/s/ James Buchanan
Name: James Buchanan
Title: Vice President